--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                 FILE PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-69651



PROSPECTUS
MARCH 5, 1999



                                     [LOGO]

                        2,700,000 SHARES OF COMMON STOCK


----------------------------------------------------------------------


NEON SYSTEMS, INC.:
-          We develop and sell
           software products that
           help organizations access
           and integrate data,
           transactions and
           applications from the
           Internet and mainframe and
           client/server systems.
-          NEON Systems, Inc.
           14100 Southwest Freeway
           Suite 500
           Sugar Land, Texas 77478
           (281) 491-4200
TRADING SYMBOL & MARKET:
-          NESY/NASDAQ
OTHER INFORMATION:
-          We are not affiliated with
           New Era of Networks, Inc.
           which trades under the
           symbol NEON.
THE OFFERING:
-          We are offering 2,636,000
           of the shares and an
           existing stockholder is
           offering 64,000 of the
           shares.
-          The underwriters have an
           option to purchase an
           additional 405,000 shares
           from NEON to cover over-
           allotments.
-          This is our initial public
           offering, and no public
           market currently exists
           for our shares.
-          We plan to use the
           proceeds from this
           offering for working
           capital and other general
           corporate purposes as well
           as the retirement of
           existing indebtedness. We
           will not receive any
           proceeds from the shares
           sold by the selling
           stockholder.
-          Closing: March 10, 1999.



----------------------------------------------------------------------------
                                                       Per Share       Total
----------------------------------------------------------------------------
Public offering price:                                 $   15.00     $40,500,000
Underwriting fees:                                          1.05      2,835,000
Proceeds to NEON:                                          13.95     36,772,200
Proceeds to selling stockholder:                           13.95        892,800
----------------------------------------------------------------------------


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                       HAMBRECHT & QUIST
                                         CIBC OPPENHEIMER

             THE UNDERSIGNED IS FACILITATING INTERNET DISTRIBUTION.

                                 DLJDIRECT INC.

                               TABLE OF CONTENTS


                                                                                         Page
Prospectus Summary...................................................................          3
Risk Factors.........................................................................          6
Forward-Looking Statements...........................................................         14
Use of Proceeds......................................................................         14
Dividend Policy......................................................................         14
Corporate Information................................................................         14
Capitalization.......................................................................         15
Dilution.............................................................................         16
Selected Consolidated Financial Data.................................................         17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................         18
Business.............................................................................         29
Management...........................................................................         42
Certain Transactions.................................................................         49
Principal and Selling Stockholders...................................................         51
Description of Capital Stock.........................................................         53
Shares Eligible for Future Sale......................................................         55
Underwriting.........................................................................         57
Legal Matters........................................................................         60
Experts..............................................................................         60
Available Information................................................................         60
Index to Consolidated Financial Statements...........................................        F-1

                               PROSPECTUS SUMMARY


    THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS STATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE 405,000 SHARES IS NOT EXERCISED.


                                  OUR BUSINESS

    We develop and sell software products that provide a way to integrate computer programs designed to perform specific functions, which are commonly called computer applications, with information residing on different computer systems. In particular, our products provide a way for new applications on the Internet, which is a low-cost, global infrastructure of computer networks, and client/ server computer systems to use data and transactions stored on mainframe computers. Client/server computer systems are newer and more flexible computer systems. Mainframe computers are computer systems with high processing power that have traditionally been used by large businesses for storing and utilizing large amounts of business data. By doing so, our products allow organizations to take advantage of the pervasive nature of the Internet and the flexibility of client/server systems while preserving their investment in mainframes. Importantly, our products provide a more timely, cost-effective way to deploy new Internet applications or extend existing applications to the Internet to allow organizations to participate in electronic commerce opportunities or new ways of doing business using the Internet. Business using the Internet is often referred to as "e-commerce" or "e-business." We refer to our products as "Enterprise Access and Integration" software because they permit users to access mainframe-based data and applications from their personal computers.

    We believe that many organizations have new strategic initiatives that depend on effectively delivering information where it is needed, when it is needed. One of the greatest challenges to implementing these new strategies is exploiting powerful new technologies within the existing systems infrastructure of an enterprise. Specifically, mainframes provide proven reliability, scalability, security and control as well as time-tested applications. Client/server systems enable many users and applications to share data from a central computer resource known as a server. Client/server systems also enable applications to be developed and deployed more rapidly than mainframe applications. The Internet enables an organization to easily communicate with customers, suppliers and partners and to extend employee access to key applications and information.

    Our main product family, Shadow, consists of three software applications:

    - SHADOW DIRECT enables client/server applications to access and integrate with mainframe data and applications

    - SHADOW WEB SERVER enables Internet applications to access and integrate with mainframe data and applications

    - SHADOW ENTERPRISE DIRECT provides integration between client/server systems

    We believe our customers select our products for three main reasons. First, Shadow accesses information directly from the mainframe to the client/server or Internet application. Most competing products cannot do this and instead require a separate computer server or application to take the information from the mainframe and then send it to that application. Second, Shadow is very cost effective. It is easy-to-use, can be installed quickly and has extensive administrative capabilities. Third, Shadow can meet demanding application requirements, such as a large number of users, and provide information from the mainframe very quickly. In addition to our Shadow products, we market and sell a suite of software products known as Enterprise Subsystem Management products that support the growing performance demands on mainframe computers as they support new users and applications.

    Our goal is to be the leading provider of Enterprise Access and Integration software. The following are key elements of our strategy:

    - Maintain and enhance our technological leadership

    - Capitalize on the market for Internet applications and e-business solutions

    - Leverage our existing customer base by cross-selling additional products and expanding license sales to those customers

    - Exploit our product development strength

    - Maximize the benefits of our direct telesales model, which focuses on the effective use of the telephone and the Internet for product demonstrations and product sales to respond more rapidly to customer needs while maintaining a low cost sales model

    Through December 31, 1998, we have shipped our products to over 200 organizations worldwide, including approximately one-fourth of the Fortune 100 companies. Representative domestic and international customers include American Express, BASF, Dayton Hudson, Deutsche Bank, Exxon, Merrill Lynch, Motorola, Sears, Skandia, Texaco and the U.S. Postal Service.

                                  THE OFFERING

    The following information regarding shares outstanding is as of February 28, 1999. It includes 3,125,000 shares of common stock to be issued on conversion of outstanding shares of our preferred stock and excludes 3,729,077 shares of common stock reserved for issuance under our stock plans, of which 1,629,077 shares are subject to outstanding options.


Common Stock offered:
    By NEON.....................................  2,636,000 shares
    By the selling stockholder..................  64,000 shares
        Total...................................  2,700,000 shares

Common Stock to be outstanding
  after this offering...........................  8,443,251 shares

Use of proceeds.................................  We intend to use the net proceeds of approximately $36.0 million that we will
                                                  receive from this offering for working
                                                  capital and other general corporate
                                                  purposes as well as the retirement of
                                                  approximately $1.0 million of existing
                                                  indebtedness. We will not receive any
                                                  proceeds from the shares sold by the
                                                  selling stockholder.

Nasdaq National Market symbol...................  NESY

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The pro forma as adjusted balance sheet data reflects the following assumptions:

    - The conversion of all outstanding shares of preferred stock into shares of common stock


    - The sale of 2,636,000 shares of our common stock in this offering at an offering price of $15.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds."


                                                                                         NINE MONTHS ENDED
                                                          YEARS ENDED MARCH 31,             DECEMBER 31,
                                                     -------------------------------  ------------------------
STATEMENT OF OPERATIONS DATA:                          1996       1997       1998                      1998
                                                     ---------  ---------  ---------                 ---------
                                                                                          1997
                                                                                      -------------
                                                                                       (UNAUDITED)
Revenues:
  License..........................................  $   2,190  $   6,183  $   9,806    $   6,389    $  10,541
  Maintenance......................................        276      1,003      2,397        1,771        3,294
                                                     ---------  ---------  ---------       ------    ---------
    Total revenues.................................      2,466      7,186     12,203        8,159       13,835
Gross profit.......................................      2,289      6,582     10,908        7,484       12,501
Operating income (loss)............................       (532)       891      1,443        1,089        2,145
Net income (loss)..................................  $    (598) $     816  $   1,161    $     875    $   1,364
                                                     ---------  ---------  ---------       ------    ---------
                                                     ---------  ---------  ---------       ------    ---------
Net income (loss) applicable to common
 stockholders......................................  $    (678) $     736  $   1,061    $     800    $   1,289
                                                     ---------  ---------  ---------       ------    ---------
                                                     ---------  ---------  ---------       ------    ---------
Earnings (loss) per common share:
  Basic............................................  $   (1.62) $    0.35  $    0.45    $    0.34    $    0.49
                                                     ---------  ---------  ---------       ------    ---------
                                                     ---------  ---------  ---------       ------    ---------
  Diluted..........................................  $   (1.62) $    0.14  $    0.19    $    0.14    $    0.20
                                                     ---------  ---------  ---------       ------    ---------
                                                     ---------  ---------  ---------       ------    ---------
Shares used in computing earnings (loss) per common
 share:
  Basic............................................        417      2,094      2,371        2,341        2,608
  Diluted..........................................        417      5,671      6,268        6,238        6,934


                                                                AS OF DECEMBER 31, 1998
                                                            --------------------------------
                                                                                PRO FORMA
                                                                ACTUAL         AS ADJUSTED
                                                            ---------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................     $   4,511        $  39,434
Working capital...........................................         3,004           38,976
Total assets..............................................         9,902           44,825
Secured notes payable.....................................         1,049               --
Series A redeemable, convertible preferred stock..........         1,738               --
Total stockholders' equity................................         1,840           39,550

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

BECAUSE OUR EXPENSES ARE LARGELY FIXED, AN UNEXPECTED REVENUE SHORTFALL MAY
  ADVERSELY AFFECT OUR BUSINESS

    Our expense levels are based primarily on our estimates of future revenues and are largely fixed. We also intend to hire additional personnel to support additional growth of our business. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would reduce, and possibly eliminate, any operating income and could materially adversely affect our business, operating results and financial condition.

BECAUSE WE CANNOT ACCURATELY PREDICT THE AMOUNT AND TIMING OF INDIVIDUAL SALES,
  OUR QUARTERLY OPERATING RESULTS MAY VARY SIGNIFICANTLY. THIS MAY ADVERSELY IMPACT OUR STOCK PRICE

    Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Therefore, it is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. Although we have numerous customer trials of our products in process at any given time, we operate with virtually no order backlog because our products are shipped and revenues are recognized shortly after orders are received. In addition, the amount of revenues associated with sales of our software can vary significantly. In various quarters in the past, we have derived a significant portion of our software license revenues from a small number of relatively large sales. An inability to close one or more large sales that we had targeted to close in a particular period could materially adversely affect our operating results for that period. Moreover, we typically realize a majority of our software license revenues in the last month of a quarter. As a result, minor delays in the timing of customer orders can shift a sale from its contemplated quarter of completion to a subsequent quarter and cause significant variability in our operating results for any particular period. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance. If our quarterly results do not meet investors' expectations, the trading price of our common stock would likely decline.


SEASONAL TRENDS IN SALES OF OUR PRODUCTS MAY AFFECT INVESTORS' EXPECTATIONS
  REGARDING OUR FINANCIAL PERFORMANCE AND ADVERSELY AFFECT OUR STOCK PRICE


    Historically, our revenues have tended to be strongest in the third and fourth quarters of our fiscal year and to decrease slightly in our first fiscal quarter. The expectations of investors who rely on our third or fourth quarter results in a given year may be adversely impacted if this seasonal trend continues. We believe that our seasonality is due in part to the calendar year budgeting cycles of many of our customers, our employee recognition policies which tend to reward our sales personnel for achieving fiscal year-end rather than quarterly revenue quotas, and the timing of our hiring of sales force personnel. In future periods, we expect that this seasonal trend will continue to cause first fiscal quarter license revenues to decrease from the level achieved in the preceding quarter.

BECAUSE 90% OF OUR REVENUES ARE DERIVED FROM OUR SHADOW PRODUCT LINE, DECREASED
  DEMAND FOR THESE PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS

    Over 90% of our revenues in fiscal 1997 and 1998 and the nine months ended December 31, 1998 was derived from Shadow Direct and Shadow Web Server. We anticipate that these products will account for a substantial amount of our revenues for the foreseeable future. Consequently, our future success will depend on continued market acceptance of Shadow Direct and Shadow Web Server and enhancements to these products. Competition, technological change or other factors could reduce demand for, or market acceptance of, these products and could have a material adverse effect on our business, operating results and financial condition.

REDUCED CUSTOMER RELIANCE UPON MAINFRAME COMPUTERS COULD ADVERSELY AFFECT OUR
  BUSINESS

    We are dependent upon the continued use and acceptance of mainframe computers in a computing environment increasingly based on distributed platforms, including client/server and Internet-based computing networks. Decreased use of the mainframe or in the growth of demand for Web-based and client/server applications accessing mainframe data and transactions could have a material adverse effect on our business, operating results and financial condition. We derive our revenues primarily from our Shadow products, and, to a lesser extent, from our suite of software products that support the growing performance demands on mainframe computers as they support new users and applications and are referred to as Enterprise Subsystem Management products. Although demand for mainframe access and management solutions has grown in recent years, it may not continue to grow. Our continued success depends on a number of factors, including:

    - Continued use of the mainframe as a central repository of mission-critical data and transactions

    - Growth in business demands for access to the data, applications and transactions residing on mainframe computers from Web-based and client/server applications

LOSS OF OUR CHIEF TECHNOLOGY OFFICER OR OUR PRODUCT AUTHORS COULD ADVERSELY
  AFFECT OUR BUSINESS

    Our success is dependent upon the continued service and skills of our executive officers and our product authors, none of whom is bound by an employment agreement. If we lose the services of any of these key personnel, it could have a negative impact on our business because of their unique skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. Particularly, the services of Peter Schaeffer, our founder and Chief Technology Officer, would be difficult to replace. We do not intend to maintain "key-man" life insurance policies covering any of our employees. Significant competition exists for employees with the skills required to author the products and perform the maintenance services offered by us, and we may not be able to continue to retain sufficient numbers of highly skilled employees.


WE MAY LOSE MARKET SHARE AND BE REQUIRED TO REDUCE PRICES AS A RESULT OF
  COMPETITION FROM OUR EXISTING COMPETITORS, OTHER VENDORS AND INFORMATION SYSTEMS DEPARTMENTS OF CUSTOMERS



    We compete in markets that are intensely competitive and feature rapidly changing technology and evolving standards. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

    Our potential field of competitors continues to expand as both organizations and vendors recognize the need for products that permit users to access mainframe-based data and applications for integration with applications on their personal computers that we refer to as Enterprise Access and Integration products, and Enterprise Subsystem Management products. Our Shadow products compete principally with products that provide the connection between a client application and a server application, database or transaction processing system, known as middleware software products, from established vendors such as IBM, Oracle and Information Builders, and to a lesser extent with BEA Systems, IONA Technologies, New Era of Networks and TSI International Software. Our Enterprise Subsystem Management products face significant competition from BMC Software. We expect to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than we do. We may also face competition from:

    - Other business application software vendors who may internally develop, or attain through acquisitions and partnerships, middleware and enterprise subsystem management solutions

    - Internal development efforts by corporate information technology departments

    - New entrants to the middleware or enterprise subsystem management markets

WE MAY NOT HAVE THE RESOURCES TO SUCCESSFULLY MANAGE ADDITIONAL GROWTH

    Our recent growth has placed significant demands on management as well as on our administrative, operational and financial resources. Our inability to sustain or manage any additional growth could have a material adverse effect on our business, operating results and financial condition. In addition, expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. To manage any additional growth, we must:

    - Expand our sales, marketing and customer support organizations

    - Invest in the development of enhancements to existing products and new products that meet changing customer needs

    - Further develop our technical expertise so that we can influence and respond to emerging industry standards

    - Improve our operational processes and management controls

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR PRODUCTS OBSOLETE

    Our markets are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. The introduction of new products embodying new technologies and the emergence of new industry standards could render our existing products obsolete which would have a material adverse effect on our business, operating results and financial condition. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

WE MAY BE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF PROPRIETARY
  TECHNOLOGY

    Our success depends to a significant degree upon our proprietary technology. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions and passwords to protect our proprietary technology--however, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Companies in the software industry have experienced substantial litigation regarding intellectual property. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

    We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

LOSS OF CODE-SHARING OR DISTRIBUTOR RIGHTS COULD DIVERT OUR RESOURCES FROM NEW
  PRODUCT DEVELOPMENT

    We have code-sharing arrangements with third parties under which we have obtained and used some source code in the development of some of our software products. If any of these agreements are terminated, we could be required to discontinue our use of the acquired code, and we would have to spend time and software development resources to replace that code. Any diversion of these resources could delay our development of new products or product enhancements. In addition, we license several of our Enterprise Subsystem Management products from Peregrine/Bridge Transfer Corporation pursuant to a distributor agreement with an initial term through March 31, 2004. The license may be terminated by either party in the event of default. The termination of the distributor agreement could have a material adverse effect on our business, operating results and financial condition.

OUR PLANNED EXPANSION OF OUR INTERNATIONAL OPERATIONS MAY MAKE US MORE
  SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES AND BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS

    We currently have limited experience in developing local versions of our products and marketing and distributing our products internationally. We plan to expand our current international operations and to establish additional facilities and marketing relationships in additional regions. We have established direct telesales subsidiary offices in Germany and the United Kingdom to market and sell our products in Europe. We have distributors in Europe, Latin America and the Pacific Rim to market and sell our products in those regions. We plan to expand our current international operations and to establish additional facilities and marketing relationships in additional regions. Our international operations are subject to particular risks, including:

    - Impact of recessions in economies outside the United States

    - Difficulty in accounts receivable collection and longer collection periods

    - Cost of enforcement of contractual obligations

    - Difficulties and costs of managing foreign operations

    - Limited protection for intellectual property rights in some countries

    - Currency exchange rate fluctuations

    - Political and economic instability

    - Potentially adverse tax consequences

Our international revenues are generally denominated in local currencies. We do not currently engage in currency hedging activities; however, we may implement a program to mitigate foreign currency transaction risk in the future. Future fluctuations in currency exchange rates may adversely affect our revenues from international sales.

USE OF OUR NAME BY OTHERS MAY CAUSE CONFUSION IN THE MARKET

    A number of organizations, including New Era of Networks, Inc., are utilizing the name "Neon," both alone and in combination with other words, as a trademark, a tradename or both. Any litigation to enforce our right to use the NEON name in our business or to prevent others from using the NEON name would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business. New Era of Networks is also a developer and distributor of middleware and other software products. New Era of Networks has used the acronym "NEON" in its business, is listed on the Nasdaq National Market System under the symbol "NEON" and has sought to obtain federal trademarks for products and services whose names include the word "NEON." We are currently opposing in the U.S. Patent and Trademark Office New Era of Networks's application to register "NEONet." New Era of Networks has filed a complaint against NEON in the United States District Court for the District of Colorado seeking (1) a declaratory judgment that New Era of Networks' use of certain trademarks, including "NEONet," does not infringe our rights or constitute unfair competition and (2) cancellation of our federal trademark registration for "NEON." If we should lose any such litigation, we may have to change our name, which also would be expensive and time-consuming and could adversely affect our business. In addition, New Era of Network's use of the "NEON" symbol on the Nasdaq National Market System may create confusion in the marketplace and result in variations in our stock price that are attributable to facts or circumstances relating to New Era of Networks.

CONTINUED INVOLVEMENT IN BMC SOFTWARE LITIGATION COULD DIVERT OUR RESOURCES AND
  AN ADVERSE JUDGMENT COULD MATERIALLY AFFECT OUR FINANCIAL POSITION


    We license several of our Enterprise Subsystem Management products from Peregrine/Bridge Transfer Corporation. Peregrine/Bridge Transfer Corporation, NEON and other parties have been sued by BMC Software alleging misappropriation and infringement of certain trade secrets, confidential information and corporate opportunity and an unfavorable judgment in this action could materially affect our financial position. BMC Software is seeking damages based upon the disgorgement of all revenues derived from the sale or license of certain of our Enterprise Subsystem Management products and is seeking to enjoin our distribution of these products. NEON believes that, with respect to its sales activities through December 31, 1998, any disgorgement would not exceed $1.8 million. Peregrine/ Bridge Transfer Corporation has agreed to indemnify us against damages arising from third-party intellectual property infringement claims related to products that we license from it, including the products subject to this lawsuit. However, Peregrine/Bridge Transfer Corporation may not have sufficient resources to continue to fund the costs and expenses of the lawsuit or to indemnify us against an adverse judgment. We believe that BMC Software's claims are without merit and Peregrine/Bridge Transfer Corporation is defending this action vigorously on our behalf. We believe that any loss of revenues we would suffer if the court enjoins the sale of particular products subject to this lawsuit would not have a material adverse effect on our liquidity, business or results of operations. If NEON were required to pay damages based upon the disgorgement of all revenues derived from the sale or license of these products, we believe that the payment would be reasonably likely to have a material adverse effect on our liquidity and results of operations.

OUR PRODUCTS MAY CONTAIN UNDETECTED SOFTWARE ERRORS, WHICH COULD ADVERSELY
  AFFECT OUR BUSINESS

    Our software products and the software products that we sell for others are complex and may contain undetected errors. These undetected errors could result in adverse publicity, loss of revenues, delay in market acceptance or claims against us by customers, all of which could seriously damage our business, operating results and financial condition. We have previously discovered software errors in certain of the products that we have developed or sold. Despite testing, we cannot be certain that errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments.

THE COMPLEX TECHNOLOGY OF OUR PRODUCTS SUBJECTS US TO LIABILITY CLAIMS

    Because our products provide critical database access, integration and management functions, we may receive significant liability claims if our customers believe that our products have failed to perform their intended functions. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could have a material adverse effect on our reputation and business, operating results and financial condition. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these contract provisions may not preclude all potential claims.

YEAR 2000 ISSUES MAY EXPOSE US TO LIABILITY

    Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems, including our systems and those of third parties that we rely upon, could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    The Year 2000 Problem presents us with several potential risks including, but not limited to, the following:

    - SOFTWARE SOLD TO CUSTOMERS. Once licensed, our products interact with other non-NEON developed products and operate on computer systems that are not under our control. These factors could affect the performance of our products if a Year 2000 Problem existed in a different facet of a customer's information technology infrastructure.

    - INTERNAL INFRASTRUCTURE. The Year 2000 Problem could affect computers, software and other equipment that we use internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem.

    - SUPPLIERS/THIRD-PARTY RELATIONSHIPS. There can be no assurance that our suppliers or other third parties that we rely upon will resolve any or all Year 2000 Problems with their systems on a timely basis.

    - STRAIN ON INFORMATION TECHNOLOGY RESOURCES. The Year 2000 Problem is currently placing a strain on organizations' information technology budgets and resources. Some organizations may lack sufficient resources to undertake the type of integration projects that the NEON Shadow product line enables at the same time that they are addressing the Year 2000 Problem.

    We are in the process of resolving all Year 2000 Problems that could materially adversely affect our business, financial condition or results of operations. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us will be identified or corrected in a timely manner. If we fail to identify and correct all Year 2000 Problems affecting our internal systems, or if we are forced to implement our contingency plans, our business, financial condition or results of operations could be materially adversely affected. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

AS A TECHNOLOGY COMPANY, OUR COMMON STOCK MAY BE SUBJECT TO ERRATIC PRICE
  FLUCTUATIONS

    From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of publicly-traded technology companies. In the past, securities class action litigation has been instituted against a company following periods of volatility in the market price of a company's securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. In addition, after this offering, the market price of our common stock may be subject to significant fluctuations in response to numerous factors, including:

    - Variations in our annual or quarterly financial results or those of our competitors

    - Changes by financial research analysts in their estimates of our earnings or our failure to meet such estimates

    - Conditions in the economy in general or in the software and other technology industries

    - Announcements of key developments by competitors

    - Loss of key personnel

    - Unfavorable publicity affecting our industry or us

    - Adverse legal events affecting us

    - Sales of NEON common stock by existing stockholders

THE ABSENCE OF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY MAKE IT
  DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE, AND THE AVAILABILITY OF SIGNIFICANT AMOUNTS OF COMMON STOCK FOR SALE COULD ADVERSELY AFFECT ITS MARKET PRICE


    Prior to this offering, there has been no public market for our common stock, and an active public market for our common stock may not develop or continue after this offering. The initial public offering price for our common stock was determined by negotiation between NEON and the representatives of the underwriters, and you may be unable to resell your shares of common stock at or above that initial offering price.


    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. A substantial number of sales, or the perception that such sales might occur, also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have granted registration rights to two of our stockholders, Peter Schaeffer and JMI Equity Fund, L.P. Those rights enable these stockholders to require that we register, at our expense, resales of their shares of common stock. Mr. Schaeffer and JMI Equity Fund, L.P. own in the aggregate 4,795,000 shares of our common stock. If they sell a large portion of their shares on the open market and at one time, our market price per share may decline. You should read "Shares Eligible for Future Sale" for a more detailed discussion of when and how many shares of our common stock may be sold after this offering.

OUR USE OF OFFERING PROCEEDS IS NOT SUBJECT TO A BUSINESS PLAN AND MAY NOT PROVE
  BENEFICIAL TO STOCKHOLDERS


    Approximately 97% of the net proceeds of this offering has not been designated for specific uses. Although we do not have a business plan with respect to the use of the net proceeds of this offering, we expect to use these net proceeds for working capital and other general corporate purposes and for the retirement of approximately $1.0 million existing indebtedness. However, our Board of Directors will have broad discretion with respect to the use of the net proceeds of this offering and could use the proceeds for other purposes which may not prove to be beneficial to our stockholders. Our principal reasons for the offering are to increase our equity capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide increased visibility of NEON in a marketplace where many of our competitors are publicly-held companies.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION


    The initial public offering price of the common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, you will incur immediate and substantial dilution of $10.41 per share based upon an initial public offering price of $15.00 per share. In the event we issue additional shares of common stock in the future, you may experience further dilution. Furthermore, we have issued options to purchase common stock at prices significantly below the initial public offering price. To the extent such options are exercised, you will experience further dilution.


OUR OFFICERS AND DIRECTORS CONTROL NEON, AND THESE OFFICERS AND DIRECTORS COULD
  CONTROL MATTERS SUBMITTED TO OUR STOCKHOLDERS


    Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 60.9% of our outstanding common stock following this offering. As a result, these stockholders, if they act together, could control all matters submitted to our stockholders for a vote, including the election of directors and the approval of mergers and other business combination transactions.


PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER
  ATTEMPTS

    Provisions of our Certificate of Incorporation and Bylaws as well as Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Delaware law which restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combinations.

                           FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.


                                USE OF PROCEEDS


    NEON will receive approximately $36.0 million from its sale of 2,636,000 shares of common stock. If the underwriters exercise their over-allotment option in full, NEON will receive an additional $5.6 million in net proceeds.



    NEON expects to use the net proceeds for working capital and other general corporate purposes and to retire approximately $1.0 million of existing indebtedness. The existing indebtedness matures March 31, 1999 and bears interest at eight percent per annum. Pending these uses, NEON intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. NEON's principal reasons for this offering are to increase its equity capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide increased visibility of NEON in a marketplace where many of its competitors are publicly-held companies.



    NEON will not receive any proceeds from the sale of common stock by the selling stockholder. See "Principal and Selling Stockholders."


                                DIVIDEND POLICY

    NEON has never paid cash dividends on its common stock. NEON intends to retain future earnings to finance the expansion of its business and does not anticipate paying any cash dividends for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors.

                             CORPORATE INFORMATION

    NEON's World Wide Web address is www.neonsys.com. Information contained in NEON's Web site does not constitute part of this prospectus.

    NEON and SHADOW are registered trademarks of NEON. NEON is in the process of registering SHADOWDIRECT, SHADOW WEB SERVER, ENTERPRISE DIRECT, AFFINITY SERVER, SPEED UNLOAD, SPEED LOAD and PDF as trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                 CAPITALIZATION

    The following table sets forth NEON's cash position and total capitalization at December 31, 1998:

    - On an actual basis

    - On a pro forma basis to give effect to (a) the conversion of all outstanding shares of preferred stock into shares of common stock in this offering and (b) the amendments to NEON's Certificate of Incorporation which are to be effective immediately prior to the offering increasing the number of authorized shares of preferred stock and common stock


    - On a pro forma as adjusted basis to reflect the sale of 2,636,000 shares of common stock by NEON in this offering at an initial public offering price of $15.00 per share and the application of the net proceeds in the manner described in "Use of Proceeds."


    Read the following information in conjunction with NEON's Consolidated Financial Statements and the Notes thereto beginning on page F-1 of this prospectus. The following information regarding shares outstanding is as of December 31, 1998. It includes 3,125,000 shares of common stock to be issued on conversion of outstanding shares of our preferred stock and excludes 3,729,077 shares of common stock reserved for issuance under our stock plans, of which 1,629,077 shares are subject to outstanding options.


                                                                         AS OF DECEMBER 31, 1998
                                                                  -------------------------------------
                                                                                            PRO FORMA
                                                                   ACTUAL     PRO FORMA    AS ADJUSTED
                                                                  ---------  -----------  -------------
                                                                             (IN THOUSANDS)
Cash and cash equivalents.......................................  $   4,511   $   4,511     $  39,434
                                                                  ---------  -----------  -------------
                                                                  ---------  -----------  -------------
Secured notes payable...........................................  $   1,049   $   1,049     $      --
Series A Redeemable, Convertible Preferred Stock, $0.01 par
 value, 650,000 shares authorized; 625,000 shares issued and outstanding (actual); none authorized (pro forma or pro forma
 as adjusted)...................................................      1,738          --            --
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
    authorized; none outstanding (pro forma and pro forma as
    adjusted)...................................................         --          --            --
  Common stock, $0.01 par value, 10,000,000 shares authorized;
    2,682,251 shares outstanding (actual); 30,000,000 shares
    authorized; 5,807,251 shares outstanding (pro forma);
    8,443,251 shares outstanding (pro forma as adjusted)........         27          58            84
  Additional paid-in capital....................................      3,328       5,035        40,980
  Unearned portion of deferred compensation.....................     (1,847)     (1,847)       (1,847)
  Retained earnings.............................................        332         332           332
                                                                  ---------  -----------  -------------
    Total stockholders' equity..................................      1,840       3,578        39,550
                                                                  ---------  -----------  -------------
        Total capitalization....................................  $   4,627   $   4,627     $  39,550
                                                                  ---------  -----------  -------------
                                                                  ---------  -----------  -------------

                                    DILUTION


    The pro forma net tangible book value of NEON as of December 31, 1998, after giving effect to the conversion of all outstanding shares of its preferred stock into common stock prior to this offering, was $2.8 million, or $0.48 per share of common stock. Pro forma net tangible book value per share represents the amount of NEON's total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding on a pro forma basis. The pro forma net tangible book value of NEON as of December 31, 1998 would have been $38.8 million, or $4.59 per share after giving effect to the sale of 2,636,000 shares of common stock offered by NEON (at an initial public offering price of $15.00 per share) and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by NEON and the application of the net proceeds from this offering. This represents an immediate increase in pro forma net tangible book value of $4.11 per share to existing stockholders and an immediate dilution of $10.41 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share......................             $   15.00
Pro forma net tangible book value per share at December 31,
  1998.......................................................  $    0.48
Increase in pro forma net tangible book value per share
  attributable to new stockholders...........................       4.11
                                                               ---------
Pro forma net tangible book value per share after offering...                  4.59
                                                                          ---------
Dilution per share to new stockholders.......................             $   10.41
                                                                          ---------
                                                                          ---------



    The following table summarizes on a pro forma basis as of December 31, 1998, the number of shares of common stock purchased from NEON, the total consideration paid to NEON and the average price per share paid to NEON by existing stockholders and by the investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses:



                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                       ----------------------  -----------------------   AVERAGE PRICE
                                        NUMBER      PERCENT      AMOUNT      PERCENT       PER SHARE
                                       ---------  -----------  ----------  -----------  ---------------
    Existing stockholders............  5,807,251        68.8%  $3,488,869         8.0%     $    0.60
    New stockholders.................  2,636,000        31.2   39,540,000        92.0          15.00
                                       ---------       -----   ----------       -----
      Total..........................  8,443,251       100.0%  $35,156,869      100.0%
                                       ---------       -----   ----------       -----
                                       ---------       -----   ----------       -----


    In the event that NEON issues additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution.

    The foregoing tables assume (1) the issuance of 3,125,000 shares of common stock upon conversion of outstanding preferred stock prior to this offering and
(2) no exercise of stock options outstanding as of December 31, 1998. Options to purchase 1,629,077 shares of common stock held by certain of NEON's employees were outstanding as of December 31, 1998 at a weighted average exercise price of $2.26 per share. To the extent these options are exercised, new investors will experience further dilution. See "Management--Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected historical consolidated financial data for each of the three years in the three-year period ended March 31, 1998, and the nine months ended December 31, 1998 and as of March 31, 1996, 1997 and 1998 and December 31, 1998, have been derived from the Consolidated Financial Statements of NEON, which have been audited by KPMG LLP, independent certified public accountants. The selected historical consolidated financial data for NEON set forth below for the year ended March 31, 1995 and the nine months ended December 31, 1997, and as of March 31, 1995 have been derived from unaudited consolidated financial statements, which include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that NEON considers necessary for a fair presentation of financial position and results of operations for those periods and at that date. The results of operations for the nine months ended December 31, 1998 are not necessarily indicative of results to be expected for any future period. The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                YEARS ENDED MARCH 31,                          DECEMBER 31,
                                          ------------------------------------------------------------------  ---------------
                                               1995             1996             1997             1998             1997
                                          ---------------  ---------------  ---------------  ---------------  ---------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  License...............................     $     261        $   2,190        $   6,183        $   9,806        $   6,389
  Maintenance...........................            59              276            1,003            2,397            1,771
                                               -------          -------          -------          -------          -------
    Total revenues......................           320            2,466            7,186           12,203            8,159
Cost of revenues:
  Cost of licenses......................             4               18              212              552              183
  Cost of maintenance...................            --              159              392              743              493
                                               -------          -------          -------          -------          -------
    Total cost of revenues..............             4              177              604            1,295              676
                                               -------          -------          -------          -------          -------
Gross profit............................           316            2,289            6,582           10,908            7,484
Operating expenses:
  Sales and marketing...................           310            1,307            3,469            5,713            3,735
  Research and development..............           738            1,205            1,525            2,258            1,611
  General and administrative............            60              310              696            1,494            1,048
  Non-cash compensation.................            --               --               --               --               --
                                               -------          -------          -------          -------          -------
    Total operating expenses............         1,108            2,822            5,691            9,465            6,394
                                               -------          -------          -------          -------          -------
Operating income (loss).................          (792)            (532)             891            1,443            1,089
Interest and other, net.................            (4)             (66)             (67)              28               19
                                               -------          -------          -------          -------          -------
Income (loss) before provision for
  income taxes..........................          (796)            (598)             823            1,471            1,108
Provision for income taxes..............            --               --                7              310              233
                                               -------          -------          -------          -------          -------
Net income (loss).......................          (796)            (598)             816            1,161              875
                                               -------          -------          -------          -------          -------
Dividends on series A redeemable,
  convertible preferred stock...........           (80)             (80)             (80)            (100)             (75)
                                               -------          -------          -------          -------          -------
Net income (loss) applicable to common
  stockholders..........................     $    (876)       $    (678)       $     736        $   1,061        $     800
                                               -------          -------          -------          -------          -------
                                               -------          -------          -------          -------          -------
Earnings (loss) per common share (a):
  Basic.................................     $   (2.10)       $   (1.62)       $    0.35        $    0.45        $    0.34
                                               -------          -------          -------          -------          -------
                                               -------          -------          -------          -------          -------
  Diluted...............................     $   (2.10)       $   (1.62)       $    0.14        $    0.19        $    0.14
                                               -------          -------          -------          -------          -------
                                               -------          -------          -------          -------          -------
Shares used in computing earnings (loss)
  per common share (a):
  Basic.................................           417              417            2,094            2,371            2,341

  Diluted...............................           417              417            5,671            6,268            6,238


                                              1998
                                          -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  License...............................    $  10,541
  Maintenance...........................        3,294
                                          -------------
    Total revenues......................       13,835
Cost of revenues:
  Cost of licenses......................          661
  Cost of maintenance...................          672
                                          -------------
    Total cost of revenues..............        1,334
                                          -------------
Gross profit............................       12,501
Operating expenses:
  Sales and marketing...................        5,318
  Research and development..............        2,706
  General and administrative............        1,701
  Non-cash compensation.................          631
                                          -------------
    Total operating expenses............       10,356
                                          -------------
Operating income (loss).................        2,145
Interest and other, net.................           44
                                          -------------
Income (loss) before provision for
  income taxes..........................        2,189
Provision for income taxes..............          825
                                          -------------
Net income (loss).......................        1,364
                                          -------------
Dividends on series A redeemable,
  convertible preferred stock...........          (75)
                                          -------------
Net income (loss) applicable to common
  stockholders..........................    $   1,289
                                          -------------
                                          -------------
Earnings (loss) per common share (a):
  Basic.................................    $    0.49
                                          -------------
                                          -------------
  Diluted...............................    $    0.20
                                          -------------
                                          -------------
Shares used in computing earnings (loss)
  per common share (a):
  Basic.................................        2,608
  Diluted...............................        6,934

                                                                     AS OF MARCH 31,
                                            ------------------------------------------------------------------
                                                 1995             1996             1997             1998
                                            ---------------  ---------------  ---------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.................     $     291        $     131        $   1,705        $   2,804
Working capital (deficit).................          (530)              47              876              973
Total assets..............................           376              730            3,093            6,352
Secured notes payable.....................           650            1,130            1,049            1,049
Series A redeemable, convertible preferred
  stock...................................         1,153            1,233            1,563            1,663
Total stockholders' equity (deficit)......        (1,637)          (2,228)          (1,416)            (234)

                                                AS OF
                                            DECEMBER 31,
                                                1998
                                            -------------
BALANCE SHEET DATA:
Cash and cash equivalents.................    $   4,511
Working capital (deficit).................        3,004
Total assets..............................        9,902
Secured notes payable.....................        1,049
Series A redeemable, convertible preferred
  stock...................................        1,738
Total stockholders' equity (deficit)......        1,840

------------------------------

(a) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of earnings (loss) per common share and shares used in computing earnings (loss) per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    NEON develops, markets and supports Enterprise Access and Integration software. NEON was incorporated in May 1993 and is a successor by merger to NEON Systems, Inc., an Illinois corporation which was incorporated in June 1991. NEON introduced its first generally available products, Shadow Direct and Shadow Web Server, in November 1994 and January 1995, respectively. NEON introduced the third member of the Shadow product line, Shadow Enterprise Direct, in February 1996. NEON's Shadow products provide rapid and cost-effective access to and connectivity between enterprise data, transactions and applications. Shadow Direct enables client/server applications to access and integrate with mainframe data and applications. Shadow Web Server enables Web browsers to access and integrate with mainframe data and applications. Shadow Enterprise Direct provides access and integration between client/server systems. In addition, through its distributor agreement with Peregrine/ Bridge Transfer Corporation, NEON launched the first of its Enterprise Subsystem Management products in January 1997. This product line, which currently consists of six products, improves the availability and performance of mainframe subsystems to support the growing demands placed on the mainframe.

    NEON has devoted significant resources to building its sales and marketing functions, resulting in revenues increasing from $2.5 million in fiscal 1996 to $12.2 million in fiscal 1998. NEON's revenues increased $5.7 million, or 70%, from $8.2 million for the nine months ended December 31, 1997 to $13.8 million for the nine months ended December 31, 1998. NEON has been profitable since the quarter ended September 30, 1996. However, there can be no assurance that NEON will remain profitable on a quarterly or annual basis. Management expects to continue to devote substantial resources to its sales and marketing functions in the future.

    NEON derives revenues exclusively from software licenses and maintenance services. Historically, NEON's Shadow products have generated substantially all of its revenues. License fees, which are based upon the number and capacity of servers as well as the number of client users, are generally due upon license grant and include a one-year maintenance period. The license sales process typically takes three to six months. After the initial year of license, NEON provides ongoing maintenance services, which include technical support and product enhancements, for an annual fee based upon the current price of the products. Since NEON's inception, over 95% of customers have elected to continue maintenance service after the first year. In fiscal 1996, 1997 and 1998 and the nine months ended December 31, 1998, maintenance revenues represented 11%, 14%, 20% and 24% of total revenues, respectively. Maintenance revenues are expected to continue to increase as a percentage of total revenues as NEON's customer base continues to grow.

    NEON recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2. NEON sells its products under perpetual licenses and recognizes license revenues when all of the following conditions are met: a non-cancelable license agreement has been signed; the product has been delivered; there are no material uncertainties regarding customer acceptance; collection of the receivable is probable; and no other significant vendor obligation exists. Maintenance revenues are recognized ratably over the maintenance service period, which is typically one year. The portion of maintenance revenues that has not yet been recognized as revenue is reported as deferred revenue on NEON's balance sheet.

    NEON conducts its business in the United Kingdom and Germany through two wholly-owned, consolidated subsidiaries. Revenues from these subsidiaries are denominated in local currencies. In regards to these foreign operations, NEON is exposed to foreign currency fluctuations for its net working capital positions. At December 31, 1998, NEON had unhedged net current assets denominated in British pounds aggregating 545,222 British pounds and unhedged net current liabilities denominated in Deutsche marks aggregating 376,564 Deutsche marks. At that date, NEON had no material commitments that would be satisfied in currencies other than U.S. dollars. In other international markets, NEON conducts substantially all of its business through independent third-party distributors. Revenues derived from third-party distributors are denominated in U.S. dollars. Revenues recognized from sales to customers outside North America, primarily in Europe, represented approximately 20%, 11%, 41% and 27% in fiscal 1996, 1997 and 1998 and the nine months ended December 31, 1998, respectively. The British pound and the German mark have been relatively stable against the U.S. dollar for the past several years. As a result, foreign currency fluctuations have not had a significant impact on NEON's revenues or operating results. Management does not currently have an active foreign exchange hedging program; however, NEON may implement a program to mitigate foreign currency transaction risk in the future. Although NEON's international operations and sales levels are subject to economic, fiscal and monetary policy of foreign governments, to date these factors have not had a material effect on NEON's results of operations or liquidity. NEON expects that revenues from international operations should not vary substantially as a percentage of total revenue from the level experienced in the nine-month period ended December 31, 1998.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods illustrated, certain statement of operations data expressed as a percentage of total revenues:

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                            YEARS ENDED MARCH 31,             DECEMBER 31,
                                                    -------------------------------------   -----------------
                                                     1995      1996      1997      1998      1997      1998
                                                    -------   -------   -------   -------   -------   -------
Revenues:
  License.........................................   81.6%     88.8%     86.0%     80.4%     78.3%     76.2%
  Maintenance.....................................   18.4      11.2      14.0      19.6      21.7      23.8
                                                    -------   -------   -------   -------   -------   -------
    Total revenues................................  100.0     100.0     100.0     100.0     100.0     100.0
Cost of revenues:
  Cost of licenses................................    1.3       0.7       2.9       4.5       2.2       4.8
  Cost of maintenance.............................     --       6.4       5.5       6.1       6.0       4.9
                                                    -------   -------   -------   -------   -------   -------
    Total cost of revenues........................    1.3       7.1       8.4      10.6       8.3       9.6
                                                    -------   -------   -------   -------   -------   -------
Gross profit......................................   98.7      92.9      91.6      89.4      91.7      90.4
Operating expenses:
  Sales and marketing.............................   96.9      53.0      48.3      46.8      45.8      38.4
  Research and development........................  230.6      48.9      21.2      18.5      19.7      19.6
  General and administrative......................   18.8      12.6       9.7      12.2      12.9      12.3
  Non-cash compensation...........................     --        --        --        --        --       4.6
                                                    -------   -------   -------   -------   -------   -------
    Total operating expenses......................  346.3     114.4      79.2      77.6      78.4      74.9
                                                    -------   -------   -------   -------   -------   -------
Operating income (loss)...........................  (247.5)   (21.6)     12.4      11.8      13.4      15.5
Interest and other, net...........................   (1.3)     (2.7)     (0.9)      0.2       0.2       0.3
                                                    -------   -------   -------   -------   -------   -------
Income (loss) before provision for income taxes...  (248.8)   (24.3)     11.5      12.1      13.6      15.8
Provision for income taxes........................     --        --       0.1       2.5       2.9       6.0
                                                    -------   -------   -------   -------   -------   -------
Net income (loss).................................  (248.8)%  (24.3)%    11.4%      9.5%     10.7%      9.9%
                                                    -------   -------   -------   -------   -------   -------
                                                    -------   -------   -------   -------   -------   -------

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31,
  1998

    REVENUES

    TOTAL REVENUES. NEON's revenues increased 70% from $8.2 million for the nine months ended December 31, 1997 to $13.8 million for the nine months ended December 31, 1998. One customer accounted for 16% of total revenues in the nine months ended December 31, 1998, but no customer accounted for more than 10% of total revenues in the nine months ended December 31, 1997.

    LICENSE. License revenues increased 65% from $6.4 million for the nine months ended December 31, 1997 to $10.5 million for the nine months ended December 31, 1998. This increase resulted primarily from a $3.8 million increase in license sales of NEON's Shadow products and a $552,000 increase in license sales of Enterprise Subsystem Management products. In addition, this increase resulted primarily from a $3.9 million increase attributed to a greater number of license sales of existing products and a $262,000 increase due to modest sales price increases.

    MAINTENANCE. Maintenance revenues increased 86% from $1.8 million for the nine months ended December 31, 1997 to $3.3 million for the nine months ended December 31, 1998. This increase resulted from an $872,000 increase in first years' maintenance revenues recognized in association with new license sales and, to a lesser extent, from a $599,000 increase in maintenance agreement renewals from NEON's installed base of customers.

    COST OF REVENUES

    COST OF LICENSES. Cost of license revenues includes costs of product licenses, such as product manuals, distribution and media costs for NEON's software products, as well as royalty payments to third parties related to license revenues primarily resulting from NEON's sales of Enterprise Subsystem Management products. Cost of license revenues increased 261% from $183,000, or 3% of license revenues, for the nine months ended December 31, 1997 to $662,000, or 6% of license revenues, for the nine months ended December 31, 1998. The dollar and percentage increases in the cost of license revenues were primarily attributable to increased shipments of new Enterprise Subsystem Management products sold by NEON under the terms of its distributor agreement with Peregrine/Bridge Transfer Corporation. See "Business--Peregrine/Bridge Transfer Corporation Relationship."

    COST OF MAINTENANCE. Cost of maintenance revenues includes personnel and other costs related to NEON's customer support department. Cost of maintenance revenues increased 37% from $492,000, or 28% of maintenance revenues, for the nine months ended December 31, 1997 to $672,000, or 20% of maintenance revenues, for the nine months ended December 31, 1998. The dollar increase was due principally to increased customer support costs in providing maintenance services to NEON's growing installed customer base. The percentage decrease resulted primarily from maintenance revenues outpacing NEON's need for additional support staff. NEON anticipates that the cost of maintenance revenues will continue to decrease as a percentage of maintenance revenues as NEON's customer base continues to expand.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses include salaries, commissions, bonuses, benefits and travel expenses of sales, presales support and marketing personnel, together with trade show participation and other promotional expenses. These expenses increased 42% from $3.7 million, or 46% of total revenues, for the nine months ended December 31, 1997 to $5.3 million, or 38% of total revenues, for the nine months ended December 31, 1998. The dollar increase reflects a $568,000 increase in expenses due to the establishment of NEON's sales office in Germany and the hiring of additional personnel in NEON's United Kingdom sales office. This dollar increase also reflects a $900,000 increase in additional compensation expenses incurred in the hiring of additional North American sales personnel and the payment of increased sales commissions as a result of NEON's revenue growth. The percentage decrease is primarily a result of an increase in NEON's revenues and, to a lesser extent, an increase in sales by NEON's North American and European internal sales personnel, who command lower sales commissions than NEON's independent international distributors. As NEON continues to devote resources to the expansion of its sales and marketing organization, NEON expects that annual sales and marketing expenses will increase in absolute dollars but should not vary substantially as a percentage of total revenues from the level experienced in the nine months ended December 31, 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses include salaries, bonuses and benefits to product authors, product developers and product documentation personnel and the computer hardware, software and telecommunication expenses associated with these personnel. NEON compensates product authors based on a percentage of product license revenues generated by products for which they are responsible. Research and development expenses increased 68% from $1.6 million, or 20% of total revenues, for the nine months ended December 31, 1997 to $2.7 million, or 20% of total revenues, for the nine months ended December 31, 1998. The dollar and percentage increases resulted primarily from a $739,000 increase in recruitment and compensation costs due to increased staffing and, to a lesser extent, from increased product commissions paid to product authors. NEON anticipates that it will continue to devote substantial resources to product research and development for the foreseeable future. Research and development expenses are expected to increase in absolute dollar amounts but not vary substantially as a percentage of total revenues from the level experienced in the nine months ended December 31, 1998. NEON has adopted Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research and development expenditures generally have been charged to operations as incurred and any capitalizable amounts have been immaterial.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include salaries, personnel and related costs for NEON's executive, financial, legal and administrative staff. General and administrative expenses increased 62% from $1.0 million, or 13% of total revenues, for the nine months ended December 31, 1997 to $1.7 million, or 12% of total revenues, for the nine months ended December 31, 1998. This dollar increase resulted primarily from a $320,000 increase in office and administrative costs associated with NEON's newly established subsidiaries in the United Kingdom and Germany, a $140,000 increase in occupancy costs and a $179,000 increase in compensation expense due principally to administrative personnel additions necessary to support NEON's growth. NEON anticipates general and administrative expenses will continue to increase in absolute dollars but should not vary substantially as a percentage of total revenues from the level experienced in the nine-months ended December 31, 1998.

    NONCASH COMPENSATION. During the nine months ended December 31, 1998 the Company granted stock options at prices considered to be below the then fair value of the underlying stock. The cumulative differential between the fair value of the underlying stock and the exercise price of the granted options was $2.5 million. This amount will be recognized as expense over the vesting period of the granted options. During the nine months ended December 31, 1998 $631,000 was recognized as a noncash compensation expense. The remaining differential of $1.9 million will be recognized over the remaining vesting period of the granted options.

    PROVISION FOR INCOME TAXES. NEON fully utilized its net operating loss carryforward for U.S. income tax purposes in fiscal 1998. The effective income tax rate was 21% and 38% for the nine months ended December 31, 1997 and 1998, respectively.

FISCAL YEARS ENDED MARCH 31, 1996, 1997 AND 1998

    REVENUES

    TOTAL REVENUES. Total revenues were $2.5 million, $7.2 million and $12.2 million in fiscal 1996, 1997 and 1998, respectively, representing increases of 191% from fiscal 1996 to fiscal 1997 and 70% from fiscal 1997 to fiscal 1998. No customer accounted for more than 10% of NEON's total revenues in fiscal 1996, 1997 or 1998.

    LICENSE. License revenues were $2.2 million, $6.2 million and $9.8 million in fiscal 1996, 1997 and 1998, respectively, representing increases of 182% from fiscal 1996 to fiscal 1997 and 59% from fiscal 1997 to fiscal 1998. The dollar increase from fiscal 1996 to fiscal 1997 was due primarily to a $3.6 million increase in license revenues attributable to the increase in the number of license sales of NEON's existing Shadow products, and to a lesser extent, a $143,000 increase due to modest product price increases and a $204,000 increase due to license sales of a new product. The dollar increase from fiscal 1997 to fiscal 1998 was due to a $2.8 million increase in license revenues attributable to the increase in the number of license sales of existing products and an $803,000 increase attributable to sales of newly introduced Enterprise Subsystem Management products. There were no product price increases during this period.

    MAINTENANCE. Maintenance revenues were $275,000, $1.0 million and $2.4 million in fiscal 1996, 1997 and 1998, respectively, representing increases of 264% from fiscal 1996 to fiscal 1997 and 139% from fiscal 1997 to fiscal 1998. These dollar increases resulted from renewals of maintenance agreements from NEON's installed base of customers and the recognition of deferred first-year maintenance service fees.

    COST OF REVENUES

    COST OF LICENSES. Cost of license revenues was $18,000, $212,000 and $552,000 in fiscal 1996, 1997 and 1998, respectively, representing 1%, 3% and 6% of total license revenues in the respective periods. The dollar and percentage increases in fiscal 1997 and 1998 were due primarily to increased sales of Enterprise Subsystem Management products, resulting in increased royalties paid to Peregrine/Bridge Transfer Corporation under NEON's distributor agreement with Peregrine/Bridge Transfer Corporation.

    COST OF MAINTENANCE. Cost of maintenance revenues was $159,000, $392,000 and $743,000 in fiscal 1996, 1997 and 1998, respectively, representing 58%, 39% and 31% of total maintenance revenues in the respective periods. The dollar increases during the periods were due principally to increases in the number of technical support staff providing support to NEON's growing customer base. The percentage decreases resulted primarily from maintenance revenues outpacing the need for additional support staff.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses were $1.3 million, $3.5 million and $5.7 million in fiscal 1996, 1997 and 1998, respectively, representing 53%, 48% and 47% of total revenues in the respective periods. The dollar increase from fiscal 1996 to 1997 resulted primarily from a $1.8 million increase in compensation costs due principally to the hiring of additional sales personnel and to higher commissions paid as a result of NEON's revenue growth. The dollar increase from fiscal 1997 to fiscal 1998 resulted primarily from a $1.3 million increase in costs associated with the recently established sales offices in the United Kingdom and Germany, as well as a $793,000 increase in compensation costs due to the hiring of additional sales personnel and increased commissions paid as a result of NEON's revenue growth.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.2 million, $1.5 million and $2.3 million in fiscal 1996, 1997 and 1998, respectively, representing 49%, 21% and 19% of total revenues in the respective periods. The dollar increases in these periods were primarily attributable to increased compensation costs due to additional staffing and increased product commissions paid to product authors.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $310,000, $696,000 and $1.5 million in fiscal 1996, 1997 and 1998, respectively, representing 13%, 10% and 12% of total revenues in the respective periods. The dollar increase in fiscal 1996 to fiscal 1997 resulted primarily from increased occupancy and support costs. The dollar increase from fiscal 1997 to fiscal 1998 resulted primarily from a $400,000 increase in office and administrative costs associated with the recently established sales offices in the United Kingdom and Germany.

    PROVISION FOR INCOME TAXES. NEON fully utilized its net operating loss carryforward for U.S. income tax purposes in fiscal 1998. NEON's U.S. income taxes prior to fiscal 1998 were offset by net operating loss carry forwards. The effective income tax rate was 21% for fiscal 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated statements of operations data for the 10 quarters ended December 31, 1998, as well as the percentage of NEON's revenues represented by each item. These data have been derived from unaudited interim consolidated financial statements prepared on the same basis as the audited Consolidated Financial Statements contained herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                              QUARTERS ENDED
                                         -----------------------------------------------------------------------------------------
                                         SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,
                                           1996      1996      1997      1997      1997      1997      1998      1998      1998
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
                                                                              (IN THOUSANDS)
Revenues:
  License............................... $  1,373  $  1,864  $  2,122  $  1,921  $  1,861  $  2,606  $  3,418  $  2,923  $  3,075
  Maintenance...........................      187       282       405       451       662       658       626       926     1,061
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
    Total revenues......................    1,560     2,146     2,527     2,372     2,523     3,264     4,044     3,849     4,136
Cost of revenues:
  Cost of licenses......................        8        13       183       111        24        48       368       277       251
  Cost of maintenance...................      102        99       114       189       149       154       251       200       207
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
    Total cost of revenues..............      110       112       297       300       173       202       619       477       458
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
Gross profit............................    1,450     2,034     2,230     2,072     2,350     3,062     3,425     3,372     3,678
Operating expenses:
  Sales and marketing...................      562     1,230     1,156     1,092     1,312     1,331     1,978     1,417     1,829
  Research and development..............      372       423       407       493       561       556       647       765       895
  General and administrative............      105       157       346       276       308       466       446       512       524
  Non-cash compensation.................       --        --        --        --        --        --        --       413        82
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
    Total operating expenses............    1,039     1,810     1,909     1,861     2,181     2,353     3,071     3,107     3,330
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
Operating income........................      411       224       321       210       169       709       354       265       348
Interest and other, net.................      (21 )      (17 )       (9 )       (5 )        0       24        9      (35 )       50
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
Income before provision for income
 taxes..................................      392       207       312       205       169       733       363       230       398
Provision for income taxes..............       --        --         7        39        40       154        77        85       147
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
Net income.............................. $    392  $    207  $    305  $    166  $    129  $    579  $    286  $    145  $    251
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------
                                         --------- --------- --------- --------- --------- --------- --------- --------- ---------


                                          DEC. 31,
                                            1998
                                          ---------

Revenues:
  License...............................  $  4,543
  Maintenance...........................     1,307
                                          ---------
    Total revenues......................     5,850
Cost of revenues:
  Cost of licenses......................       133
  Cost of maintenance...................       266
                                          ---------
    Total cost of revenues..............       399
                                          ---------
Gross profit............................     5,451
Operating expenses:
  Sales and marketing...................     2,072
  Research and development..............     1,046
  General and administrative............       665
  Non-cash compensation.................       136
                                          ---------
    Total operating expenses............     3,919
                                          ---------
Operating income........................     1,532
Interest and other, net.................        29
                                          ---------
Income before provision for income
 taxes..................................     1,561
Provision for income taxes..............       593
                                          ---------
Net income..............................  $    968
                                          ---------
                                          ---------

                                                                 AS A PERCENTAGE OF TOTAL REVENUES
                                         ----------------------------------------------------------------------------------
Revenues:
  License...............................      88.0%       86.9%       84.0%       81.0%       73.8%       79.8%       84.5%
  Maintenance...........................      12.0        13.1        16.0        19.0        26.2        20.2        15.5
                                             -----       -----       -----       -----       -----       -----       -----
    Total revenues......................     100.0       100.0       100.0       100.0       100.0       100.0       100.0
                                             -----       -----       -----       -----       -----       -----       -----
Cost of revenues:
  Cost of licenses......................       0.5         0.6         7.2         4.7         1.0         1.5         9.1
  Cost of maintenance...................       6.5         4.6         4.5         8.0         6.0         4.7         6.2
                                             -----       -----       -----       -----       -----       -----       -----
    Total cost of revenues..............       7.0         5.2        11.8        12.6         6.9         6.2        15.3
                                             -----       -----       -----       -----       -----       -----       -----
Gross profit............................      92.9        94.8        88.2        87.4        93.1        93.8        84.7
Operating expenses:.....................
  Sales and marketing...................      36.0        57.3        45.7        46.0        52.0        40.8        48.9
  Research and development..............      23.8        19.7        16.1        20.8        22.2        17.0        16.0
  General and administrative............       6.7         7.3        13.7        11.6        12.2        14.3        11.0
  Non-cash compensation.................        --          --          --          --          --          --          --
                                             -----       -----       -----       -----       -----       -----       -----
    Total operating expenses............      66.6        84.3        75.5        78.5        86.4        72.1        75.9
                                             -----       -----       -----       -----       -----       -----       -----
Operating income........................      26.3        10.4        12.7         8.9         6.7        21.7         8.8
Interest and other, net.................      (1.3)       (0.8)       (0.4)       (0.2)        0.0         0.7         0.2
                                             -----       -----       -----       -----       -----       -----       -----
Income before provision for income
 taxes..................................      25.1         9.6        12.3         8.6         6.7        22.5         9.0
Provision for income taxes..............        --          --         0.3         1.6         1.6         4.7         1.9
                                             -----       -----       -----       -----       -----       -----       -----
Net income..............................      25.1%        9.6%       12.1%        7.0%        5.1%       17.7%        7.1%
                                             -----       -----       -----       -----       -----       -----       -----
                                             -----       -----       -----       -----       -----       -----       -----


Revenues:
  License...............................       75.9%       74.3%       77.7%
  Maintenance...........................       24.1        25.7        22.3
                                              -----       -----       -----
    Total revenues......................      100.0       100.0       100.0
                                              -----       -----       -----
Cost of revenues:
  Cost of licenses......................        7.2         6.1         2.3
  Cost of maintenance...................        5.2         5.0         4.5
                                              -----       -----       -----
    Total cost of revenues..............       12.4        11.1         6.8
                                              -----       -----       -----
Gross profit............................       87.6        88.9        93.2
Operating expenses:.....................
  Sales and marketing...................       36.8        44.2        35.4
  Research and development..............       19.9        21.6        17.9
  General and administrative............       13.3        12.7        11.4
  Non-cash compensation.................       10.7         2.0         2.3
                                              -----       -----       -----
    Total operating expenses............       80.7        80.5        67.0
                                              -----       -----       -----
Operating income........................        6.9         8.4        26.2
Interest and other, net.................       (0.9)        1.2         0.5
                                              -----       -----       -----
Income before provision for income
 taxes..................................        6.0         9.6        26.7
Provision for income taxes..............        2.2         3.6        10.1
                                              -----       -----       -----
Net income..............................        3.8%        6.1%       16.5%
                                              -----       -----       -----
                                              -----       -----       -----

    NEON's quarterly operating results are subject to certain seasonal fluctuations. Historically, NEON's license revenues have tended to be strongest in the third and fourth quarters of its fiscal year and to decrease slightly in its first fiscal quarter. NEON believes this seasonality is due to the calendar year budgeting cycles of many of its customers, NEON's employee recognition policies which tend to reward its sales personnel for achieving fiscal year-end rather than quarterly revenue quotas and the timing of its hiring of sales force personnel. In future periods, NEON expects that this seasonal trend will continue to cause first fiscal quarter license revenues to decrease from the level achieved in the preceding quarter. NEON believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons should not be relied upon as indications of future performance. See "Risk Factors--Because Our Expenses are Largely Fixed, an Unexpected Revenue Shortfall May Adversely Affect Our Business" and "--Seasonal Trends in Sales of Our Products May Affect Investors' Expectations Regarding Our Financial Performance and Adversely Affect Our Stock Price."

LIQUIDITY AND CAPITAL RESOURCES

    NEON's cash and cash equivalent balance increased to $4.5 million at December 31, 1998 from $2.8 million at March 31, 1998. This increase was due primarily to positive cash flows from operating activities. Net cash used by operating activities was $566,000 in fiscal 1996, and net cash provided by operating activities was $1.9 million, $1.3 million and $1.8 million in fiscal 1997 and 1998 and the nine months ended December 31, 1998, respectively. Net cash provided by operating activities during fiscal 1997 and 1998 and the nine months ended December 31, 1998 was primarily the result of operating profitability.

    A majority of NEON's revenues are recorded in the latter half of each quarter. Accordingly, as NEON's quarterly revenues have increased, the aggregate balance of accounts receivable-trade has also increased. Future increases in NEON's accounts receivable-trade balance will reduce cash flows otherwise available from NEON's operating results.

    Net cash used by NEON in investing activities was $74,000, $306,000, $276,000 and $216,000 in fiscal 1996, 1997 and 1998 and the nine months ended December 31, 1998, respectively, principally for purchases of property and equipment, including computer hardware and software to support NEON's growing employee base. As of December 31, 1998, NEON had no material commitment for capital expenditures.

    NEON's net cash provided by financing activities was $480,000, $2,000, $28,000 and $144,000 in fiscal 1996, 1997 and 1998 and the nine months ended December 31, 1998, respectively. Net cash provided by financing activities in fiscal 1996 consisted of the proceeds received from the issuance of convertible promissory notes. The cash provided by financing activities in periods subsequent to fiscal 1996 were from amounts received from the exercise of employee stock options.

    Since November 1995, NEON has financed its working capital requirements and capital expenditures from internally generated cash flows from operations. From its inception in May 1993 through November 1995, NEON received an aggregate of $2.2 million from financing activities through the sale of preferred stock and convertible promissory notes. Effective March 31, 1997, NEON amended and consolidated three original notes dated September 29, 1994, March 30, 1995 and November 22, 1995. Accrued interest of approximately $169,000 was converted to principal and $250,000 of principal was converted into 125,000 shares of NEON's Series A Redeemable, Convertible Preferred Stock. The new note in the amount of approximately $1.0 million is due March 31, 1999 and accrues interest at eight percent per annum, payable quarterly.

    NEON believes that the net proceeds from the sale of the common stock offered by it hereby, together with its current cash balances and cash provided by future operations will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months.

Thereafter, NEON may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all, or if available, such financing will be obtainable on terms acceptable to NEON or that any additional financing will not be dilutive.


    In December 1996, NEON was added as a defendant in litigation brought by BMC Software, Inc. Peregrine/Bridge Transfer Corporation, Skunkware, Inc., the privately held sole stockholder of Peregrine/Bridge Transfer Corporation, and John J. Moores also are defendants in the lawsuit. In the lawsuit, BMC Software alleges misappropriation and infringement of certain trade secrets, confidential information and corporate opportunity, as well as breach of contract and fiduciary relationships by the individuals. BMC Software states in the lawsuit that it is seeking to enjoin further distribution of the Peregrine/Bridge Transfer Corporation Partitioned Database Facility and utilities products. It is also seeking to recover damages based upon the disgorgement of all revenues derived from the sale or license of these products through the date of judgment. As a result of NEON's involvement in the litigation, members of NEON's senior management were initially required to devote a significant amount of attention to the lawsuit. NEON also made certain modifications to its business plan and certain of its products in its 1997 and 1998 fiscal years as a result of the lawsuit. NEON believes that, with respect to its sales activities through December 31, 1998, any disgorgement pursuant to the lawsuit would not exceed $1.8 million. NEON believes that any loss of revenues NEON would suffer if the court enjoins the sale of the Partitioned Database Facility and utilities products would not have a material adverse effect on NEON's liquidity, business or results of operations. If NEON were required to pay damages based upon the disgorgement of all revenues derived from the sale or license of these products, NEON believes that the payment would be reasonably likely to have a material adverse effect on NEON's liquidity and results of operations. See "Business--Legal Proceedings."


YEAR 2000 ISSUES

    Background and assessment. Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the Year 2000 Problem.

    In assessing the effect of the Year 2000 Problem on NEON, management determined that there existed three general areas that needed to be evaluated:

    - Software products sold to customers

    - Internal infrastructure

    - Supplier/third-party relationships

A discussion of the various activities related to assessment and actions resulting from those evaluations is set forth below.

    SOFTWARE PRODUCTS SOLD TO CUSTOMERS. Several years ago, NEON initiated and completed a recoding of its software products that made them Year 2000 compliant. All earlier versions of the software products previously delivered to customers have been replaced with these recoded products. Subsequently developed products have been tested for Year 2000 compliance and NEON believes that these products are Year 2000 compliant. All of NEON's products have been tested for Year 2000 compliance. The ongoing product development activities of NEON continually consider and address the Year 2000 Problem in their development. However, once licensed, NEON's products interact with other non-NEON developed products and operate on computer systems that are not under NEON's control. These factors could affect the performance of NEON's products if a Year 2000 Problem existed in a different facet of a customer's information technology infrastructure. NEON has not and will not assess the existence of these potential problems in its customers' various environments. NEON does not believe that the development of Year 2000 compliant products has created or will create a significant increase in the development costs of its software products.


    INTERNAL INFRASTRUCTURE. NEON has completed examining and verifying that all of its personal computers, servers and software are Year 2000 compliant. This examination revealed that a small number of personal computers were not compliant. NEON is in the process of replacing or upgrading all items noted that were not Year 2000 compliant. NEON has researched and found that the vendors of all of its critical applications have represented that their products are Year 2000 compliant. NEON has completed upgrading its financial and accounting software. This upgrade involved purchasing an upgraded version of its existing financial and accounting software package that the vendor certifies to be free of Year 2000 Problems. The costs related to these efforts have not been and are not expected to be material to NEON's business, financial condition or results of operations.


    NEON has assessed potential problems associated with embedded technology. These assessments indicate that, due to the nature of NEON's operations, the non-information technology systems (I.E., embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. NEON's operations do not include capital-intensive equipment with embedded microcontrollers.

    NEON has not utilized the resources of third parties to assess and/or validate the reliability of its Year 2000 Problem. Additionally, NEON does not expect to do so in the future. To date the assessment and corrections of the Year 2000 Problem have not led to the deferment of information technology-related projects.

    SUPPLIERS/THIRD-PARTY RELATIONSHIPS. As mentioned above, NEON has been gathering information from vendor Web sites and available compliance statements and has initiated communications with third-party suppliers of the major computers, software and other equipment used, operated or maintained by NEON to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. NEON relies on outside vendors for water, electrical and telecommunications services as well as climate control, building access and other infrastructure services. NEON is not capable of independently evaluating the Year 2000 compliance of the systems utilized to supply these services. NEON has received no assurances of compliance from the providers of these services. There can be no assurance that these suppliers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of NEON or any of its suppliers. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on NEON's business, financial condition or results of operation.

    STRAIN ON CUSTOMER'S INFORMATION TECHNOLOGY RESOURCES. Some organizations' systems may be seriously disrupted as a result of the Year 2000 Problem. As a result, their attention and capital expenditures could shift away from the need for applications addressed by NEON's products to capital expenditures required to resolve their Year 2000 Problems.

    CONTINGENCY PLANS. NEON is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. NEON expects to complete its contingency plans by March 31, 1999. Depending on the systems affected, these plans could include:

    - Accelerated replacement of affected equipment or software

    - Short to medium-term use of backup equipment and software

    - Increased work hours for NEON personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems

    - Other similar approaches. If NEON is required to implement any of these contingency plans, such plans could have a material adverse effect on NEON's business, financial condition or results of operations

    In calendar year 1998, NEON incurred less than $50,000 in expenses relating to identification and correction of Year 2000 Problems, and NEON does not expect to incur more than $50,000 in expenses for such activities in calendar year 1999.

    Based on the actions taken to date as discussed above, NEON is reasonably certain that it has or will identify and resolve all Year 2000 Problems that could materially adversely affect its business and operations.

                                    BUSINESS

OVERVIEW

    NEON develops, markets and supports Enterprise Access and Integration software. NEON's primary product family, Shadow, provides rapid and cost-effective access to, and connectivity between, enterprise data, transactions and applications. Shadow products enable the deployment of new applications and the extension of legacy applications across a variety of computing environments, including the Internet and client/server and mainframe systems. Shadow Direct enables client/server applications to access and integrate with mainframe data and applications. Shadow Web Server enables Web browsers to access and integrate with mainframe data and applications. Shadow Enterprise Direct provides access and integration between client/server systems. These products allow organizations to provide applications that combine the reliability, scalability, security and control of the mainframe with the flexibility and cost-effectiveness of the Internet and client/server environments.

INDUSTRY BACKGROUND

    In organizations today, a critical asset is the information technology infrastructure. Many new organizational initiatives, such as managing information flows across a supply chain, gaining a deeper understanding of customer buying habits or characteristics, or engaging in more targeted marketing, selling and production, depend on the effective delivery of information where it is needed and when it is needed. One of the greatest challenges to implementing these new strategies is exploiting powerful new technologies within the existing systems infrastructure of an enterprise - specifically, combining the strengths of the mainframe environment with the benefits of Internet and client/server systems.

    The advantages of the various platforms can be described as follows:

    - MAINFRAMES. Mainframes offer proven reliability, scalability, security and control as well as time-tested applications, often representing millions of dollars of investment for an organization. As a result, many organizations continue to depend on the mainframe to run core business processes, such as inventory management, payroll processing and customer billing and support. Historically, organizations have invested substantial amounts in mainframe systems. According to International Data Corporation, in 1997 alone, organizations invested approximately $18 billion in high-end servers, comprised substantially of mainframe systems. As a result, a vast amount of corporate data and records resides on mainframe systems, representing a wealth of important corporate information.

    - CLIENT/SERVER SYSTEMS. Client/server systems enable many users and applications to share data as well as server resources and enable applications to be developed and deployed more rapidly than mainframe applications. Many organizations have deployed new client/server applications, either developed in-house or purchased from packaged application vendors.

    - THE INTERNET. The Internet offers a low-cost, global network infrastructure that enables organizations to communicate externally with customers, suppliers and partners and to coordinate internally by extending employee access to key applications and information. Web-based, business critical applications typically leverage common Web browser interfaces and offer a means to improve service levels while reducing costs.

    Organizations are seeking new applications that combine the strengths of the mainframe environment with the benefits of the Internet and client/server systems. While these applications offer high strategic value, they create several challenges. The first set of challenges is organizational. It is very difficult for organizations to recruit high-quality systems engineers with the experience necessary to create these new applications. Although some engineers may understand the complexities of the Internet or client/server environment, few will be able to combine that expertise with a deep understanding of mainframe systems. In addition, many talented mainframe systems engineers now are preoccupied with finding and fixing Year 2000 Problems. The shortage of qualified engineers frequently leads to expensive outsourced development contracts during a time when internal information technology departments are under increasing pressure to contain costs.

    The second set of challenges is created by the inherent limitations of existing solutions. Organizations have historically addressed the need to provide greater access to data and applications by means of a limited number of inflexible techniques, including data extract programs, screen-scraping and file transfers. These techniques have typically been implemented in an AD HOC manner to address specific requirements as they have arisen over time. Accordingly, they generally require extensive manual custom software coding, provide limited functionality, flexibility and scalability, and may require a costly, burdensome and ongoing maintenance program.

    Over the past several years, a number of software products, known generically as "middleware," have been introduced to provide organizations with a packaged product to attempt to solve their access and integration challenges. Middleware software provides the connection between a client application and a server application, database or transaction processing system. Although current middleware software products provide certain benefits, they generally are limited in three major areas:

    - Many current middleware products have been developed for client/server systems and cannot integrate directly with mainframe operating systems without the use of additional databases, hardware or proprietary application programming interfaces that limit the access, adaptability or performance of the solution.

    - Many current middleware products do not include, or have a limited number of, systems management tools, making these products more burdensome for information technology personnel to manage.

    - Many current middleware products are difficult to integrate quickly into existing information technology infrastructures without a significant investment of time and other resources.

    Due to these limitations, organizations are increasingly seeking to deploy more flexible, easy-to-install, cost-effective and high-performance enterprise access and integration software products that leverage their investments in older, legacy technology by integrating the strengths of the mainframe with the benefits of the Internet and client/server systems.

THE NEON SOLUTION

    NEON develops, markets and supports Enterprise Access and Integration software. NEON's primary product family, Shadow, provides rapid and cost-effective access to, and connectivity between, enterprise data, transactions and applications. Shadow products enable the deployment of new applications and the extension of legacy applications across a variety of computing environments, including the Internet and client/server and mainframe systems. This allows organizations to provide applications that combine the reliability, scalability, security and control of the mainframe with the flexibility and cost-effectiveness of the Internet and client/server environments. Shadow Direct enables client/server applications to access and integrate with mainframe data and applications. Shadow Web Server enables Web browsers to access and integrate with mainframe data and applications. Shadow Enterprise Direct provides access and integration between client/server systems.

    NEON's Shadow products provide organizations with the following benefits in deploying new applications and extending existing applications:

    - EASY TO USE AND COST-EFFECTIVE. The Shadow products were designed to be easy to use and compatible with a variety of other applications and to provide a rapid return on investment. The Shadow products can typically be installed without on-site assistance within one day. As a result of this "out-of-the-box" functionality, customers can rapidly implement and utilize Shadow products in deploying new and extending existing applications with minimal training. Furthermore, unlike many middleware products, the Shadow products do not require additional hardware and software components to connect distributed computing applications with mainframe environments. Due to this reduced complexity, Shadow products lower costs by reducing the management burden on information technology personnel.

    - PRESERVE INFORMATION TECHNOLOGY INVESTMENT. The Shadow products preserve an organization's investment in mainframe technology while allowing customers to take advantage of the benefits of the Internet and client/server environments. NEON believes mainframe platforms will continue to dominate large-scale information technology systems for the foreseeable future. Using NEON's Shadow products, organizations can continue to use these reliable, mission-critical applications as new technologies and market opportunities evolve.

    - FLEXIBILITY. The Shadow products use industry-standard technologies that allow users to select client-side development tools, mainframe data sources and connection modes used to connect the client and server. The Shadow products' flexible architecture allows organizations to maximize the use of existing internal skills and technologies to develop new applications using more familiar mainframe and client/server development tools. These benefits allow organizations to quickly implement a Shadow product that can be utilized for a variety of applications.

    - HIGH PERFORMANCE; SCALABILITY. The Shadow products provide "real time" access to and integration with mainframe systems through Internet or client/server applications. While many middleware products provide connectivity to mainframe systems, few provide the rapid response and scalability delivered by the Shadow products. The Shadow products' scalability allows information technology groups to broadly expand the user base of an application without concerns about deteriorating application performance.

    - EXTENSIVE MANAGEMENT, MONITORING AND CONTROL CAPABILITIES. The Shadow products provide a number of utilities that support all phases of the application lifecycle. The Shadow products' end-to-end diagnostics provide rapid resolution of development problems, which results in faster delivery of applications extended from the mainframe. The Shadow products maintain the required performance and availability of mainframe-based applications operating in a distributed environment at significantly reduced system maintenance costs.

    In addition to its Shadow products, NEON markets and sells a suite of subsystem management software products referred to as Enterprise Subsystem Management software. As organizations increasingly deploy Internet and client/server applications that are dependent upon mainframe-based data and applications, new demands will be placed on mainframe subsystems. For example, when an application that once was subject to use by a single corporate office is made available to customers through the Internet, it may need to be operational on a continuous basis to support global operations. In addition, the number of potential users accessing the mainframe may increase substantially, and its workload may fluctuate dramatically. NEON's Enterprise Subsystem Management software products improve the availability and performance of mainframe subsystems to support the growing demands placed on the mainframe to support new users and applications.

THE NEON STRATEGY

    NEON's goal is to be the leading provider of enterprise access and integration software. The following are key elements of the NEON strategy:

    - MAINTAIN AND ENHANCE TECHNOLOGICAL LEADERSHIP. NEON believes that it is a technology leader in providing enterprise access and integration software. The foundation of its technological leadership is the product architecture and core code base that underlie the Shadow products. This architecture not only provides significant advantages over competing products, but provides the building blocks for the delivery of new Shadow products by NEON. NEON intends to continue to maintain and enhance its technological leadership by leveraging its proven architecture to rapidly develop and release new products.

    - CAPITALIZE ON MARKET FOR INTERNET APPLICATIONS AND E-BUSINESS
      SOLUTIONS. NEON believes that many organizations are looking for cost-effective ways to take advantage of the new channels, markets and organizational structures presented by the rapid growth of the Internet. The Shadow products provide a cost-effective way to "Web-enable" applications and allow organizations to rapidly deploy new Internet applications and participate in e-business opportunities. NEON intends to continue to leverage its leadership in Web-enablement technology for mainframe data and applications.

    - LEVERAGE INSTALLED BASE OF CUSTOMERS. Approximately 200 organizations worldwide, including approximately one-fourth of the Fortune 100 companies, have purchased NEON's products. NEON's customers span major industries, including automobile manufacturing, energy, banking, financial services, publishing, engineering and retail. To date, the majority of these customers use NEON's products in specific departments, divisions or locations. NEON believes it can penetrate more deeply into existing customer sites as well as cross-sell either new Enterprise Access and Integration products or Enterprise Subsystem Management products. In addition, NEON believes there is a large opportunity to sell organization-wide licenses to its installed customer base.

    - EXPLOIT PRODUCT DEVELOPMENT STRENGTH. NEON employs a product authorship program that rewards NEON's product authors individually with commissions based on the market success of the NEON products they author. NEON believes that the proximity of its product authors to the customer is critical, and its product authorship program is designed to encourage NEON's authors to evaluate the effectiveness of a product in the actual customer environment. This authorship program contributes to NEON's ability to hire and retain highly skilled authors. In addition to its internal development resources, NEON distributes Enterprise Subsystem Management products developed by Peregrine/Bridge Transfer Corporation. NEON believes that its relationship with Peregrine/Bridge Transfer Corporation enables it to address a complementary software market without substantial development resource commitment.

    - MAXIMIZE BENEFITS OF DIRECT TELESALES MODEL. NEON utilizes a direct telesales model that minimizes the number of remote sales offices and customer site visits and focuses on effective use of the telephone and Internet communications for product demonstrations and product sales. NEON believes its direct telesales approach allows it to achieve better control of the sales process and respond more rapidly to customer needs while maintaining an efficient, low-cost sales model. NEON intends to continue to expand its direct telesales force, both domestically and internationally.

ENTERPRISE ACCESS AND INTEGRATION PRODUCTS

    The Shadow product family consists of three major software products: Shadow Direct, Shadow Web Server and Shadow Enterprise Direct.

    SHADOW DIRECT. Shadow Direct provides organizations with direct access to mainframe-based data, transactions and applications from desktop computers. Shadow Direct may be used in multi-tier client/ server environments utilizing computer operating programs such as Unix and Windows NT. In multi-tier environments, different parts of a computer program may be distributed among several tiers of computers or networks. Shadow Direct eliminates the need for separate hardware and software components and provides a number of unique connection capabilities to meet a wide variety of corporate application requirements. Shadow Direct also provides strong performance qualities, such as scalability, management and control.

    SHADOW WEB SERVER. Shadow Web Server provides "Web-enablement" of mainframe applications for access by Web browsers, thereby allowing organizations to rapidly install and deploy Web-based applications. Shadow Web Server provides direct Internet access to mainframe-based data and transactions from the most popular Web browsers. Unlike most competitive products providing Web-based access to mainframes, Shadow Web Server allows information technology organizations to utilize existing mainframe programming skills and software management techniques without extensive retraining in distributed computing languages and development tools. In addition, Shadow Web Server Web-enables mainframe applications without compromising mainframe security levels and provides secure access by supporting industry standard and proprietary NEON security technologies. Similar to Shadow Direct, Shadow Web Server minimizes the number of components that limit the scalability, manageability and control of other products.

    Shadow Direct and Shadow Web Server can be enhanced with Shadow Add-on Components that meet changing application demands. The add-on components give the customer the ability to purchase additional capabilities when required, providing an adaptable solution that meets customers' evolving needs by extending client, server and connection capabilities. For example, the server is typically extended to support additional data or transactional sources as the need arises to use these in new applications. In addition, batch encryption and decryption of files is available for sensitive business transmission of data. This add-on component provides a low-cost, cross-platform encryption technology to provide secure transmission of sensitive business information. The add-on components provide NEON's customers with an extendable and flexible long-term solution for their Enterprise Access and Integration needs.

    SHADOW ENTERPRISE DIRECT. Shadow Enterprise Direct provides organizations with direct access to Unix and Windows NT-based data and applications from the desktop. Shadow Enterprise Direct eliminates the need for maintaining multiple database drivers and provides unique connection capabilities to meet a wide variety of corporate database and applications requirements. Shadow Enterprise Direct also provides strong performance qualities, such as scalability, manageability and control.

NEON'S UNIQUE PRODUCT ARCHITECTURE

    NEON's Enterprise Access and Integration Architecture is central to the Shadow products' success. NEON designed this architecture to be open and significantly less complex than competing architectures. NEON believes its architecture not only provides significant technological advantages over competing products, but also reduces the cost of product development and time-to-market. NEON's Enterprise Access and Integration Architecture allows organizations to implement a single architecture that meets mainframe access and integration needs and maintains open standards for flexibility and adaptability.

    The following graphic depicts the Enterprise Access and Integration
Architecture:

    [Schematic depicting NEON's Enterprise Access and Integration architecture. The graphic sets forth line items for Shadow Client, Shadow Connection, Shadow Management/Run-Time, Shadow Access and a bottom line item styled "Data and Applications." At the top of the schematic are three categories styled Internet, Client/Server and N-Tier depicting the relationship between the product architecture and the capabilities for enterprise access and integration.]

    The Enterprise Access and Integration Architecture consists of four fundamental architectural elements that work together to deliver flexible, high-performance capabilities for enterprise access and integration: Shadow Client, Shadow Connection, Shadow Management/Run-Time and Shadow Access. Each element represents a substantial NEON investment measured in terms of lines of code and man-years of development.

    SHADOW CLIENT. Shadow Client supports client application programming interfaces, protocols and security standards for all major application environments, including the Hypertext Markup Language and Hypertext Transfer Protocol used in Internet applications and including Open Database Connectivity, a standard application programming interface used in connection with client/server systems. In addition, NEON is continuing to develop and intends to deliver similar products to support emerging technologies such as Java Database Connectivity, an application program interface used in connecting programs written in Java to databases.

    SHADOW CONNECTION. Shadow Connection provides support for a number of connection options from the client to Shadow Management/Run-Time. These options provide flexibility, allowing organizations to select connection modes to fit a variety of application demands.

    SHADOW MANAGEMENT/RUN-TIME. Shadow Management/Run-Time is the hub for all Shadow Add-on Components which allows local and remote access to mainframe-based data and transactions. Shadow Management/Run-Time provides management, execution, security and control of the enterprise access environment.

    SHADOW ACCESS. Shadow Access integrates and supports a series of plug-in modules for access to data and transactional sources. Organizations purchase Shadow Add-on Components as their needs evolve. NEON continues to develop and market additional add-on components to expand the versatility of the solution.

ENTERPRISE SUBSYSTEM MANAGEMENT PRODUCTS

    NEON's Enterprise Subsystem Management products cost-effectively maintain the performance and availability required by mainframe environments as the demand for new applications increases. NEON markets these products through its distributor agreement with Peregrine/Bridge Transfer Corporation.

    NEON provides five products that address the market opportunity in Information Management Systems subsystem management. These products maintain high availability, integrity and performance of Information Management Systems databases, and the ability to load and unload data, to manage indices and to place Information Management Systems data where desired. These products provide cost-effective means to handle demands of existing and new applications as they are updated to take advantage of Internet and client/server computing. NEON also provides Customer Information and Control Affinities Server, a product that addresses the market opportunity for Customer Information and Control solutions, which are established middleware solutions from IBM for mainframe computers. This product allows organizations to more completely realize the advantages of IBM's System/390 SYSPLEX platform in the Customer Information and Control subsystem area.

CUSTOMERS

    NEON's customer base spans major industries, including automobile, manufacturing, energy, banking, financial services, publishing, engineering and retail. The following is a representative list of NEON's customers that have purchased at least $100,000 in licensed software and first year maintenance services since April 1, 1996. One customer accounted for 16% of total revenues in the nine months ended December 31, 1998.

Allied Dunbar Assurance
Allied Signal
American Express Travel
American Transtech
Avon Products
BASF Computer Services
Blue Cross Blue Shield of
  Minnesota
Boeing
Cendant
Consumers Energy
Dayton Hudson
Delta Technology
Deutsche Bank
Duke University Medical
  Center
Foundation Health Systems
HM Land Registry
Hyundai Heavy Industries
J. Sainsbury Group
Marks & Spencer
Merrill Lynch
Metro MGI Informatic
Motorola
National Institutes of Health
National Westminster Bank
Norwest Services
Norwich Union Life
Office Depot
Qantas
Reynolds Metals
Royal Bank of Canada
Sears
Severn Trent Systems
Skandia
St. George Bank
State of Illinois
Texaco
Texas Legislative Council
Texas Workforce Commission
Trygg Hansa
U.S. Department of Defense
U.S. Postal Service
Unipart Information Technology
VW Gedas (U.K.)
Wells Fargo Bank

    NEON provides its products to customers under non-exclusive, non-transferable licenses. Under NEON's current standard license agreement, licensed software may be used solely for the customer's internal operations, and NEON does not sell or transfer title to its products to its customers.

CUSTOMER CASE STUDIES

    The following examples illustrate how some of NEON's customers are using Shadow products to provide rapid, cost-effective access to and connectivity between enterprise data, transactions and applications. There can be no assurance that new or existing customers will achieve any or all of the benefits described below.

    SKANDIA

    Skandia, headquartered in Sweden, provides worldwide insurance and financial services to individuals, businesses and the public sector. Skandia employs over 10,000 people.

    CHALLENGE. With most of Skandia's data and applications residing on mainframe systems, Skandia's Information Technology Internet Group was given the task of integrating those systems with several new Web-based applications. One application was to provide call center personnel with in-depth information on customers as they called in, allowing them to respond more quickly and accurately to

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
customer inquiries and improve customer satisfaction. On a technical level, this application was required to integrate with Skandia's telephone systems and call center software, to provide call center personnel with a complete and updated profile of the customers before speaking with them over the phone.

    RESULT. The initial Web-based application was designed, developed and integrated with Shadow Web Server in less than two days. Skandia was able to implement the application on an enterprise-wide basis within nine man-weeks. Through a browser interface, the application prompts a call center worker for a customer number, which identifies the customer and provides access to the appropriate customer records residing on a mainframe. The application contains a combination of textual information, graphics and links to mainframe-based data, allowing the call center representative to obtain specific information about the customer. The Shadow solution provided the high level of security, manageability and performance required for a distributed Web-based application while leveraging the benefits of Skandia's mainframe environment. The result was a significant improvement in customer satisfaction.

    TEXACO

    Texaco Inc. is one of the world's largest companies principally engaged in the worldwide exploration for and production, transportation, refining and marketing of petroleum products.

    CHALLENGE. Transporting natural gas from the wellhead to the consumer requires a cooperative effort among producers, pipeline operators, regional and local distribution companies and other members of the supply chain. Historically, it also required the generation and manual processing of paper documents which accompanied virtually every step of the production, distribution and billing process. Texaco wanted to replace this process with a Web-based solution to reduce processing cost, improve the accuracy of data and, more fundamentally, to improve the integration between the members of its natural gas supply chain.

    RESULT. Shadow Web Server provided the needed access between Texaco's mainframe environment and the Internet, enabling Texaco to provide an integrated supply chain solution and a more efficient process for the distribution of natural gas. The application has saved countless hours of re-keying of information, produced significant cost savings and substantially improved the accuracy of transaction data.

SALES AND MARKETING

    NEON sells its products through a direct telesales force and, to a lesser extent, through independent distributors.

    DIRECT TELESALES. NEON utilizes a direct telesales model that minimizes the number of remote sales offices and customer site visits and focuses on effective use of the telephone and Internet communications for product demonstrations and product sales. When necessary, NEON's sales force will also travel to customer locations for on-site demonstrations and product trials. The direct telesales model allows NEON's sales representatives to be successful without substantial travel, thereby improving earning potential and providing a higher quality of life. NEON believes this model is a significant factor in recruiting and retaining outstanding sales professionals. NEON believes its direct telesales approach allows it to achieve better control of the sales process and to respond more rapidly to customer needs, while maintaining an overall low-cost sales model. Sales cycles typically range from three to six months.

    The direct telesales force for North America is based in Sugar Land, Texas and generates a substantial majority of NEON's revenues. In January 1997, NEON established its first international direct telesales office in London, England. In August 1997, NEON established another international direct telesales office in Frankfurt, Germany. NEON increased the size of its direct telesales organization from 21 to 31 individuals over the last fiscal year and expects to continue hiring sales personnel, both domestically and internationally, over the next fiscal year.

    INDEPENDENT DISTRIBUTORS. NEON has also established indirect distribution channels through independent distributors in Europe, Latin America and the Pacific Rim. At December 31, 1998, NEON had 11 distributors covering 16 countries. NEON's distributors typically perform marketing, sales and technical support functions in their assigned country or region. They may distribute directly to the customer, via other resellers or through a combination of both channels. NEON continuously trains its international distributors in both product capabilities and sales methodologies.

    In addition to its internal marketing activities, NEON has established relationships with other vendors that are complementary to NEON's efforts to expand acceptance of the Shadow and Enterprise Subsystem Management products. NEON's internal marketing activities include trade and road shows, public relations, news releases, trade article placements and technical analyst meetings as well as targeted print trade advertising. NEON also relies on its Internet site and Web-based seminars to supplement its primary marketing activities.

    ORIGINAL EQUIPMENT MANUFACTURER RELATIONSHIPS. NEON has original equipment manufacturer relationships with Ardent Software (formerly Prism Solutions), Informatica and Xantel. These companies embed Shadow Direct in their products to provide access to mainframe-based enterprise data and transactions from their respective applications. The original equipment manufacturer relationships and NEON's software limit access to only their applications. In addition to generating revenues, these relationships provide an opportunity for NEON's direct telesales force to sell licenses offering broader Shadow product functionality.

    MARKETING RELATIONSHIPS. NEON has recently developed marketing relationships with BEA Systems, IBM, Microsoft and Netscape. NEON believes that these relationships could present NEON with access to sales opportunities requiring a unique combination of product features and requirements that are not available from any of the foregoing vendors acting independently.

CUSTOMER SUPPORT

    NEON believes that high-quality and long-term customer support is a critical requirement for continued growth and increased sales of its products. NEON has made significant investments in increasing the size of its support organization in the past and plans to continue to do so in the future. Customer support personnel provide pre-sale, installation and post-sale technical support by toll-free telephone, E-mail and facsimile, and through NEON's Internet site and bulletin boards. Customer support is available on an around-the-clock basis. In addition, customer service representatives contact each customer within six months after installation to assess customer satisfaction and obtain feedback. As a result of the "out-of-the-box" functionality of its products, NEON does not require a large customer support organization.

PRODUCT DEVELOPMENT

    NEON's research and development efforts are focused primarily on expanding its Enterprise Access and Integration products. NEON believes that attracting and retaining talented software developers is an important component of NEON's product development activities. To this end, NEON has instituted a product authorship incentive program that rewards NEON's product authors individually with commissions based on the market success of the applications designed, written, marketed and supported by them. NEON believes that the proximity of its product authors to the customer is critical, and its product authorship program is designed to encourage NEON's developers to evaluate the effectiveness of a product in the actual user environment. NEON incorporates the recommendations of existing and potential customers when developing its products and believes that continued dialogue with customers is an important element in developing enhancements to existing products and in the development of new products.

    NEON has in the past devoted and expects in the future to devote a significant amount of resources to developing new and enhanced products. NEON currently has a number of product development initiatives underway. Specifically, NEON is currently developing a Shadow product that will simplify the maintenance of passwords between Microsoft's SNA/Servers and mainframes. In addition, NEON is continuing to enhance its existing Shadow product line to include support for the Object Linking and Embedding database, a connectivity standard used in connecting Windows operating systems to databases, and to provide a Web-browser-based management interface.

TEXACO WORK AGREEMENT

    NEON has a work agreement with Texaco pursuant to which Texaco provides NEON use of its mainframe computer and certain of its under-utilized data processing resources. NEON uses Texaco's resources in developing a number of its application interfaces. The Texaco agreement specifies that ideas, concepts, know-how and techniques that NEON develops under the agreement are to remain its property and that Texaco may use such developments solely for its internal information technology operations. NEON has granted Texaco and its subsidiaries and affiliates a worldwide, perpetual, non-transferable and royalty-free license with respect to any products developed pursuant to the work agreement. Either party to the work agreement may terminate the agreement upon 30-days' written notice to the other party. Upon termination of the work agreement, NEON would have to locate alternative mainframe sources to develop certain of its products. NEON believes alternative mainframe sources are available at reasonable rates.

PEREGRINE/BRIDGE TRANSFER CORPORATION RELATIONSHIP

    NEON markets and sells a suite of Enterprise Subsystem Management products, in addition to its Shadow products, that improve the efficiency and performance of mainframe environments. These products are developed pursuant to a development and distribution agreement with Peregrine/Bridge Transfer Corporation. The Peregrine/Bridge Transfer Corporation agreement provides NEON with exclusive rights to distribute Peregrine/Bridge Transfer Corporation's Enterprise Subsystem Management software, with the exception of limited co-marketing rights held by IBM relating to one of the Peregrine/Bridge Transfer Corporation Enterprise Subsystem Management products, as well as access to Peregrine/Bridge Transfer Corporation's team of software developers. Peregrine/Bridge Transfer Corporation currently employs 12 developers with an average of 21 years of experience. The agreement grants NEON worldwide distribution rights through March 31, 2004. The agreement also grants to NEON first refusal rights to acquire Peregrine/Bridge Transfer Corporation by matching any third-party offer that Peregrine/Bridge Transfer Corporation or its stockholder chooses to accept, and an option to acquire Peregrine/Bridge Transfer Corporation that is exercisable on or after January 1, 2002 or such earlier date that NEON has paid Peregrine/Bridge Transfer Corporation royalty payments totaling $10.0 million or more in any single fiscal year. NEON believes that its relationship with Peregrine/Bridge Transfer Corporation provides it with an opportunity to address a new and related software products market, Enterprise Subsystem Management, without committing substantial development resources, and enhances its overall research and development capabilities. See "--Legal Proceedings" and "Certain Transactions--Peregrine/Bridge Transfer Corporation Agreements."

COMPETITION

    NEON competes in markets that are intensely competitive and characterized by rapidly changing technology and evolving standards. NEON's competitors are diverse and offer a variety of solutions directed at various segments of the Enterprise Access and Integration and Enterprise Subsystem Management software markets. NEON has experienced, and expects to continue to experience, increased competition from current and potential competitors, many of whom have greater name recognition, a larger installed customer base and significantly greater financial, technical, marketing, and other resources than NEON.

    NEON's Shadow products compete principally with middleware products from established vendors such as IBM, Oracle and Information Builders and to a lesser extent with BEA Systems, IONA Technologies, New Era of Networks and TSI International Software. NEON's Enterprise Subsystem Management products face significant competition from products offered by BMC Software. In addition, NEON faces competition from:

    - Other business applications vendors who may internally develop, or attain through acquisitions and partnerships, middleware and enterprise subsystem management solutions

    - Internal development efforts by corporate information technology departments

    - New entrants to the middleware or enterprise subsystem management markets

    NEON's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than NEON. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect NEON's business, operating results and financial condition.

PROPRIETARY RIGHTS

    NEON relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. However, NEON believes that these measures afford only limited protection. There can be no assurance that others will not develop technologies that are similar or superior to NEON's technology or design around the copyrights and trade secrets owned by NEON. NEON licenses its products pursuant to software license agreements, which include acknowledgements and agreements by the licensee that are intended to establish and protect NEON's proprietary rights and confidential information. NEON believes, however, that these measures afford only limited protection. Despite NEON's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of NEON's products or to obtain and use information that NEON regards as proprietary. Policing unauthorized use of NEON's products is difficult and NEON is unable to determine the extent to which piracy of its software products exists. In addition, the laws of some foreign countries do not protect NEON's proprietary rights as fully as do the laws of the United States. There can be no assurance that NEON's means of protecting its proprietary rights will be adequate or that competition will not independently develop similar or superior technology.

    A number of organizations, including New Era of Networks, are utilizing the name "Neon," alone and in combination with other words, as a trademark, a tradename or both. New Era of Networks is also a developer and distributor of middleware and other software products. New Era of Networks has used the acronym "NEON" in its business, is listed on the Nasdaq National Market under the symbol "NEON" and has sought to obtain federal trademarks for products and services whose names include the word "NEON." We are currently opposing in the U.S. Patent and Trademark Office New Era of Network's application to register "NEONet." On December 24, 1998, New Era of Networks filed a complaint against NEON in the United States District Court for the District of Colorado seeking
(a) a declaratory judgment that New Era of Networks' use of certain trademarks, including "NEONet," does not infringe NEON's rights or constitute unfair competition and (b) cancellation of NEON's federal trademark registration for NEON. Any litigation to enforce our right to use the NEON name in our business or to prevent others from using the NEON name would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business. If we should lose any such litigation, we may have to change our name, which also would be expensive and time-consuming and could adversely affect our business. In addition, New Era of Network's use of the

"NEON" symbol on the Nasdaq National Market may create confusion in the marketplace and result in variations in our stock price that are attributable to facts or circumstances relating to New Era of Networks.

    NEON has code-sharing arrangements with third parties under which it has obtained and used certain source code in the development of some of its software products. If any of these agreements are terminated, NEON could be required to spend time and software development resources to replace the affected code. Any diversion of these resources could delay NEON's development of new products or product enhancements.

    NEON is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by NEON of their intellectual property rights. BMC Software has brought suit against NEON and other parties alleging misappropriation and infringement of certain trade secrets. See "--Legal Proceedings." NEON expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in NEON's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require NEON to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to NEON, if at all. In the event of a successful claim of product infringement against NEON and failure or inability of NEON to either license the infringed or similar technology or develop alternative technology on a timely basis, NEON's business, operating results and financial condition could be materially adversely affected.

HUMAN RESOURCES

    As of December 31, 1998, NEON and its subsidiaries employed 77 persons, including 41 in sales, marketing and field operations, 15 in research and development, 11 in finance and administration and 10 in client services. None of NEON's employees are represented by a labor union. NEON has experienced no work stoppages and believes its relationship with its employees is good. Competition for qualified personnel in NEON's industry is intense.

FACILITIES

    NEON's principal administrative, engineering, manufacturing, marketing and sales facility is approximately 34,300 square feet and is located in Sugar Land, Texas. The lease for this facility will expire on August 31, 2003. In addition, NEON leases offices in London, England and Frankfurt, Germany. Management believes that its current facilities are adequate to meet its needs through the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of NEON's operations.

LEGAL PROCEEDINGS

    BMC Software filed suit against Peregrine/Bridge Transfer Corporation, Skunkware, Inc., the privately held sole stockholder of Peregrine/Bridge Transfer Corporation, John J. Moores (a director of NEON) and other parties in the District Court of Travis County, Texas, 200th Judicial District. In December 1996, NEON was named as a codefendant in that suit. BMC Software alleges misappropriation and infringement of certain trade secrets, confidential information and corporate opportunity, as well as breach of contract and fiduciary relations by the individuals. The alleged trade secrets relate principally to the design of the Partitioned Database Facility product and specific features of the Information Management Systems utility products obtained from Peregrine/Bridge Transfer Corporation for marketing by NEON. In the lawsuit, BMC Software states that it is seeking to enjoin further distribution of the Peregrine/Bridge Transfer Corporation Partitioned Database Facility and utilities products. It is also seeking to recover damages based upon the disgorgement of all revenues derived from the sale or license of these products through the date of judgment. NEON believes that, with respect to its sales of these products through December 31, 1998, any disgorgement would not exceed $1.8 million. Furthermore, BMC Software is seeking to hold Peregrine/Bridge Transfer Corporation, NEON, Skunkware and Mr. Moores jointly and severally liable for these damages. Peregrine/Bridge Transfer Corporation is defending against BMC Software's claims on the basis that the alleged secrets are matters of general knowledge in the industry and/or that the specific techniques alleged are not incorporated into the Peregrine/Bridge Transfer Corporation products. Peregrine/Bridge Transfer Corporation also asserts that the claims made against the Partitioned Database Facility product are barred by the statute of limitations. NEON and Peregrine/Bridge Transfer Corporation contend that the alleged corporate opportunity did not exist for BMC Software and in any event was not usurped by Peregrine/Bridge Transfer Corporation or NEON. Peregrine/Bridge Transfer Corporation and NEON have filed counterclaims against BMC Software for anti-competitive practices. Peregrine/Bridge Transfer Corporation is defending NEON in the lawsuit pursuant to an indemnification provision in the distributor agreement between NEON and Peregrine/Bridge Transfer Corporation. See "Certain Transactions--Peregrine/Bridge Transfer Corporation Agreements." Peregrine/Bridge Transfer Corporation is minimally capitalized, and there can be no assurance that Peregrine/Bridge Transfer Corporation will continue to have sufficient resources to fund the costs and expenses of the lawsuit or indemnify NEON against an adverse judgment. If Peregrine/Bridge Transfer Corporation should cease defending NEON in the lawsuit, NEON will be required to provide its own defense and may not be able to recover the related costs from Peregrine/Bridge Transfer Corporation. If BMC Software is successful with regard to its claims in lawsuit, NEON believes that any loss of revenues NEON would suffer if the court enjoins the sale of the Partitioned Database Facility and utilities products would not have a material adverse effect on NEON's liquidity, business or results of operations. If NEON were required to pay damages based upon the disgorgement of all revenues derived from the sale or license of these products, NEON believes that the payment would be reasonably likely to have a material adverse effect on NEON's liquidity and results of operations.


    We have filed an opposition in the U.S. Patent and Trademark Office opposing New Era of Networks' application to register "NEONet." On December 24, 1998, New Era of Networks, Inc. filed a complaint against NEON in the United States District Court for District of Colorado seeking (a) a declaratory judgment that New Era of Networks' use of certain trademarks, including "NEONet," does not infringe NEON's rights or constitute unfair competition and (b) cancellation of NEON's federal trademark registration for "NEON." See "--Proprietary Rights."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of NEON as of February 28, 1999:

NAME                                            AGE                       POSITION
John J. Moores (a)........................          54   Chairman of the Board of Directors
                                                         President, Chief Executive Officer and
Joe Backer................................          61   Director
Peter Schaeffer...........................          43   Chief Technology Officer and Director
John S. Reiland...........................          49   Chief Financial Officer and Director
Don Pate..................................          43   Vice President--Worldwide Sales
Wayne E. Webb, Jr.........................          47   Vice President and General Counsel
Jonathan J. Reed..........................          42   Vice President of Marketing
Charles E. Noell III (a)(b)...............          48   Director
Norris van den Berg (a)(b)................          60   Director
Richard Holcomb (a).......................          36   Director

--------------------------

(a) Member of the Compensation Committee.

(b) Member of the Audit Committee.

    JOHN J. MOORES has served as Chairman of NEON's Board of Directors since May 1993. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC, a vendor of system software utilities, and served as its President and Chief Executive Officer until 1986 and as its Chairman of the Board until 1992. Mr. Moores also serves as Chairman of the Board of Peregrine Systems, Inc., an infrastructure management software company, and numerous privately held companies, including Skunkware, Inc. Mr. Moores serves as a director of BindView Development Corporation, a systems management software company. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.

    JOE BACKER has served as NEON's President and Chief Executive Officer and as a member of NEON's Board of Directors since November 1995. From December 1993 to October 1995, Mr. Backer was a private investor. Mr. Backer held the position of Senior Vice President of BMC from November 1989 to November 1993. Mr. Backer also serves as President, Chief Executive Officer and a member of the Board of Directors of Peregrine/Bridge Transfer Corporation and Skunkware. In addition, Mr. Backer serves as a member of the Board of Directors of Pavilion Technologies Inc., a privately held software company headquartered in Austin, Texas. Mr. Backer holds a B.S. in Electrical Engineering from Purdue University.

    PETER SCHAEFFER is NEON's founder and has been a member of the Board of Directors of NEON and NEON's predecessor-in-interest, NEON Systems, Inc., an Illinois corporation, since July 1991. Since November 1995, Mr. Schaeffer has served as NEON's Chief Technology Officer. From July 1991 to October 1995, Mr. Schaeffer served as NEON's President and Chief Executive Officer. From June 1990 to June 1991, Mr. Schaeffer was employed with Goal Systems International, Inc., a privately held software development company. In 1986, Mr. Schaeffer co-founded MVS Software, a privately held software development company, and was Vice President--Technology of MVS Software until April 1990. Mr. Schaeffer holds a B.S. in Organic Chemistry from the University of Chicago.

    JOHN S. REILAND has served as NEON's Chief Financial Officer since July 1996 and as a member of NEON's Board of Directors since November 1998. Mr. Reiland also serves as Chief Financial Officer of Peregrine/Bridge Transfer Corporation. From June 1994 to April 1996, Mr. Reiland served as Senior Vice President, Chief Financial Officer and a director of Pointe Communications Corporation, an international telecommunication and Internet service provider. From May 1991 to May 1994, Mr. Reiland served as Vice President of Motor Columbus AG, an international long-distance telephone service reseller, and also served as President of its subsidiary, WorldCom International, Inc. Mr. Reiland is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

    DON PATE has served as NEON's Vice President--Worldwide Sales since March 1998 and served as NEON's Vice President of Sales from November 1996 to March 1998. From October 1989 to November 1996, Mr. Pate served in several sales and sales management positions with BMC, including Manager of International Sales, Sales Operations Manager and Regional Manager. Prior to that, Mr. Pate was a salesman for the IBM Corporation. Mr. Pate holds a B.S. in Economics and Psychology from Houston Baptist University.

    WAYNE E. WEBB, JR. has served as NEON's Vice President and General Counsel since June 1998. Mr. Webb is also Vice President and General Counsel of Peregrine/Bridge Transfer Corporation. From August 1989 through May 1998, Mr. Webb was a partner in the law firm of Fulbright & Jaworski LLP. Mr. Webb holds a B.S. in Electrical Engineering from Rice University and a J.D. from the University of Texas at Austin.

    JONATHAN J. REED has served as NEON's Vice President of Marketing since January 1999. From January 1998 through December 1998, Mr. Reed served as NEON's Director of Marketing. From July 1996 to December 1997, Mr. Reed served as NEON's Principal Consultant and Technical Marketing Manager. From April 1995 until July 1996, Mr. Reed served as Alliance Manager for Sybase, Inc., a distributed computing company. From March 1991 to April 1995, Mr. Reed was employed by BMC where he served as a Commercial Analyst. Mr. Reed holds a B.S. in Biology from the University of Houston and an M.S. in Management and Computer Science from Houston Baptist University.

    CHARLES E. NOELL III has served as a director of NEON since May 1993. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., and as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, L.P. Mr. Noell is a director of Peregrine Systems, Inc. and also serves as a director of Transaction Systems Architects, Inc., an electronic funds transfer company. Mr. Noell also serves on the board of numerous privately held companies, including Peregrine/Bridge Transfer Corporation and Skunkware, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

    NORRIS VAN DEN BERG has served as a director of NEON since May 1993. Mr. van den Berg has served as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, since July 1991. Mr. van den Berg is also a director of Peregrine Systems, Inc., Peregrine/Bridge Transfer Corporation and Skunkware, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

    RICHARD HOLCOMB has served as a director of NEON since May 1993. Mr. Holcomb is a co-founder of haht Software, a privately held software company, and has served as its Chairman of the Board since 1995. Mr. Holcomb co-founded Q+E Software, a privately held supplier of client/server database access technology, and from 1986 through 1994 served as its President. Mr. Holcomb serves as an appointed member of the North Carolina Information Resources Management Commission and on the board of the North Carolina Electronics and Technologies Association. Mr. Holcomb holds a B.A. in Computer Science from the University of South Carolina and a M.S. in Computer Science from North Carolina State University.

BOARD OF DIRECTORS AND COMMITTEES

    Following the offering, NEON's Board of Directors will consist of seven directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the common stock to succeed those directors whose terms are expiring. Messrs. Backer and Noell are Class I directors whose terms will expire in 2000; Messrs. Holcomb and van den Berg are Class II directors whose terms will expire in 2001; and Messrs. Moores, Reiland and Schaeffer are Class III directors whose terms will expire in 2002.

    The Board of Directors has created a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for NEON's officers and employees and administers NEON's 1993 Stock Plan, the 1999 Long-Term Incentive Plan and the Stock Option Plan for Non-Employee Directors. The members of the Compensation Committee are Messrs. Holcomb, Moores, Noell and van den Berg (chairman). The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates NEON's internal control functions. The members of the Audit Committee are Messrs. Noell (chairman) and van den Berg.

DIRECTORS' COMPENSATION

    During fiscal 1998, NEON's outside directors were not compensated for serving as members of NEON's Board of Directors, and NEON expects that such policy will not change in fiscal 1999, except that outside directors subsequently joining the Board of Directors will receive option grants under the Stock Option Plan for Non-Employee Directors as described below. Mr. Holcomb received an option grant of 13,800 shares in fiscal 1998.

    NEON has adopted the Stock Option Plan for Non-Employee Directors for compensation of its outside directors and has reserved 100,000 shares of its common stock for issuance thereunder. Outside directors joining the Board of Directors after the offering will receive options to purchase 7,500 shares of NEON common stock exercisable at the fair market value of the common stock at the close of business on the date immediately preceding the date of grant (the initial outside directors will be eligible for such grants upon their re-election to the Board of Directors). These annual options will vest equally in 33 1/3% increments over the three-year period from the date of grant. All stock options granted pursuant to the Stock Option Plan for Non-Employee Directors will be nonqualified stock options and will remain exercisable for a period of ten years from the date of grant or, if sooner, six months after the option holder ceases to be a director of NEON. In the event of a change in control of NEON or certain other significant events, all options outstanding under the Stock Option Plan for Non-Employee Directors shall terminate, provided that immediately before the effective date of such transaction each holder of an outstanding option under the Stock Option Plan for Non-Employee Directors shall be entitled to purchase the total number of shares of common stock that such option holder would have been entitled to purchase during the entire remaining term of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Holcomb, Moores, Noell and van den Berg served on NEON's Compensation Committee during fiscal 1998. These individuals do not serve as officers or employees of NEON. The following sets forth interlocks involving the executive officers and directors of NEON. For serving in the capacities described below, Messrs. Backer and Reiland received options to purchase stock in Skunkware, Inc. The other directors and executive officers of NEON receive no fees or other benefits for serving in their respective capacities.

    NEON INTERLOCKS WITH PEREGRINE/BRIDGE TRANSFER CORPORATION. Messrs. Backer, Noell and van den Berg serve as directors of Peregrine/Bridge Transfer Corporation. Messrs. Backer and Reiland serve as the Chief Executive Officer and President and the Chief Financial Officer, respectively, of Peregrine/ Bridge Transfer Corporation. Mr. Webb serves as the Vice President and General Counsel of Peregrine/ Bridge Transfer Corporation, for which Mr. Webb receives an annual salary of $460,000 from Peregrine/ Bridge Transfer Corporation.

    A services agreement between NEON and Peregrine/Bridge Transfer Corporation provides that Peregrine/Bridge Transfer Corporation will pay NEON for general and administrative services supplied to it by NEON, for the time spent by NEON's management developing and implementing Peregrine/ Bridge Transfer Corporation's product development and marketing strategy and for the use of available space in NEON's offices from time to time. The services agreement is terminable on 30-days' notice by either party. Peregrine/Bridge Transfer Corporation owes NEON $23,923 per month under the services agreement. For fiscal 1996, 1997 and 1998, and the nine months ended December 31, 1998, $41,769, $257,076, $287,076 and
$215,307, respectively, was owed by Peregrine/Bridge Transfer Corporation to NEON under this arrangement. The scope of and charge for such services were determined pursuant to negotiations between officers of NEON and the non-employee directors of Peregrine/Bridge Transfer Corporation, and NEON believes that the fees for the services provided by it to Peregrine/Bridge Transfer Corporation are no less favorable than those that would be obtained from an unaffiliated entity in an arm's-length negotiation.

    Based upon NEON's experience during the term of the services agreement with Peregrine/Bridge Transfer Corporation, NEON believes that Messrs. Backer and Reiland will devote a minimum of 88% of their working time to the business of NEON and the balance to Peregrine/Bridge Transfer Corporation. In addition, Mr. Webb, as general counsel to both NEON and Peregrine/Bridge Transfer Corporation, presently devotes over 90% of his working time to litigation involving both corporations.

    NEON INTERLOCKS WITH SKUNKWARE, INC. Messrs. Backer, Noell, Moores and van den Berg serve as the directors of Skunkware, Inc., the sole stockholder of Peregrine/Bridge Transfer Corporation. Mr. Backer also serves as the Chief Executive Officer and President of Skunkware, Inc.

    POTENTIAL CONFLICTS OF INTEREST ARISING FROM INTERLOCKS. Each director and executive officer of NEON has a duty of loyalty to act in good faith and with a reasonable belief that what he does is in NEON's best interest. In the event that NEON has any dealings or agreements with other software or technology companies for which any officer or director of NEON concurrently serves as an officer or director, that officer or director may have a conflict of interest. Any potential conflicts of interest would be resolved by NEON's outside directors or by shareholder approval when appropriate as required under the Delaware General Corporation Law.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation earned by NEON's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "Named Executive Officers") other than the Chief Executive Officer during fiscal 1998. The table excludes certain perquisites and other personal benefits received by a Named Executive Officer that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.

There were no options or stock appreciation rights granted to the Named Executive Officers during fiscal 1998.

                                                                   ANNUAL COMPENSATION
                                                          -------------------------------------
                                                                                 OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                SALARY      BONUS     COMPENSATION
--------------------------------------------------------  ---------  ---------  ---------------
Joe Backer
  President and Chief Executive Officer.................  $ 130,000  $ 140,602     $      --

Peter Schaeffer
  Chief Technology Officer..............................    100,000     22,188            --

John S. Reiland
  Chief Financial Officer...............................    110,000     22,544            --

Don Pate
  Vice President--Worldwide Sales.......................     95,833     96,848            --

Jonathan J. Reed
  Vice President of Marketing...........................    112,708     12,695            --


    OPTION EXERCISES IN FISCAL 1998 AND MARCH 31, 1998 OPTION VALUES. The following table sets forth, for each Named Executive Officer, information concerning option exercises for fiscal 1998 and the number and value of securities underlying unexercised options held on March 31, 1998. The calculations of the value realized and of the unexercised in-the-money options are based on the offering price, less the exercise price payable for such shares, multiplied by the number of shares issued upon exercise of the option.



                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                          NUMBER OF                    OPTIONS HELD AT             OPTIONS HELD AT
                           SHARES                       MARCH 31, 1998              MARCH 31, 1998
                          ACQUIRED       VALUE    --------------------------  --------------------------
NAME                     ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------  -------------  ---------  -----------  -------------  -----------  -------------
Joe Backer............       22,000    $ 325,600     115,504       137,496     $1,709,459   $ 2,034,941
Peter Schaeffer.......           --           --     395,835            --     5,858,358             --
John S. Reiland.......       13,189      195,197          --        39,561            --        585,503
Don Pate..............           --           --      13,189        39,561       195,197        585,503
Jonathan J. Reed......        3,564       52,302          --        10,686            --        156,963


STOCK PLANS

    1999 LONG-TERM INCENTIVE PLAN. The 1999 Plan provides for the grant of incentive stock options and non-qualified stock options to purchase NEON common stock, stock appreciation rights, restricted stock and performance units, to key employees of NEON. The purpose of the 1999 Plan is to attract and retain skilled, qualified executives and key employees to motivate them to achieve long-range goals and to further identify their interests with those of the other stockholders of NEON.

    NEON has reserved 2,000,000 shares of its common stock for issuance under the 1999 Plan. The 1999 Plan will be administered by the Compensation Committee of the Board of Directors. The purchase price of common stock issuable upon exercise of incentive stock options must not be less than the fair market value of the common stock on the date of grant or, in the case of incentive stock options issued to holders of more than 10% or greater of the outstanding voting securities of NEON, 110% of the fair market value on the date of grant. The maximum term of any incentive stock option is ten years. The aggregate fair market value on the date of the grant of the stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Eligible product authors selected by the Compensation Committee may elect to receive non-qualified stock options for NEON common stock in lieu of a specified percentage of commissions earned during the year, with the exercise price for those options to be equal to 50% of the fair market value of the common stock on the date of the grant. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of the grant. Options granted under the 1999 Plan are generally nontransferable by the optionee and, unless otherwise determined by the Compensation Committee, must be exercised by the optionee during the period of the optionee's employment with NEON. In the event of a change in control of NEON or certain other significant events, all options outstanding under the 1999 Plan shall terminate, unless otherwise provided by the terms of the transaction, provided that immediately before the effective date of the transaction each holder of an option under the 1999 Plan shall be entitled to purchase the total number of shares of NEON common stock that such optionee would have been entitled to purchase during the entire remaining term of the option.

    1993 STOCK PLAN. The 1993 Plan was adopted by NEON's Board of Directors and approved by the stockholders in May 1993. The 1993 Plan provides for the awards of incentive stock option and non-qualified stock options to directors, officers and employees of NEON. The 1993 Plan is administered by the Compensation Committee of the Board of Directors. There are an aggregate of 2,600,000 shares reserved for issuance upon exercise of options granted under the 1993 Plan. With certain exceptions, employee options vest ratably over a four-year period commencing with the date of grant and expire ten years after the date of grant, unless terminated earlier as a result of termination of employment. As of December 31, 1998, there were outstanding under the 1993 Plan options to purchase an aggregate of 1,629,077 shares of NEON common stock at a weighted average exercise price of $2.26 per share held by 76 employees and one director. In connection with NEON's adoption of the 1999 Plan, NEON will not make any new grants under the 1993 Plan and options previously issued under the 1993 Plan will be exercisable in accordance with their terms.

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. Under the Stock Option Plan for Non-Employee Directors, nonqualified stock options will be granted to outside directors upon their election to NEON's Board of Directors after this offering. See "--Directors' Compensation."

401(K) PLAN

    NEON has adopted the NEON Systems, Inc. 401(k) Plan. NEON's 401(k) Plan is available to all employees who have attained age 21 and have completed six months of service. An employee may contribute, on a pre-tax basis, up to 15% of the employee's wages from NEON, subject to limitations specified under the Internal Revenue Code. Under the terms of NEON's 401(k) Plan, NEON may make a discretionary matching contribution equal to a percentage of the employee's contribution to the 401(k) Plan determined annually by NEON and a discretionary amount determined annually by NEON and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under such 401(k) plan. Employee contributions are fully vested and non-forfeitable. Employees will vest in any NEON contributions at the rate of 20% for each year of service commencing after the second year of service. To date, NEON has not made any matching contributions under the 401(k) plan.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware General Corporation Law and NEON's Certificate of Incorporation limit the liability of each director of NEON to it or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for:

    - Any breach of the director's duty of loyalty to the corporation or its stockholders

    - Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law

    - Unlawful payments of dividends or unlawful stock repurchases or redemptions

    - Any transaction from which the director derived an improper personal benefit

    NEON's Certificate of Incorporation and Bylaws provide that NEON will indemnify its directors and officers against expense or liability in an action to the fullest extent permitted by Delaware law. In addition, NEON is also a party to indemnification agreements with each of its directors. NEON intends to maintain directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

PEREGRINE/BRIDGE TRANSFER CORPORATION AGREEMENTS

    NEON entered into a distributor agreement with Peregrine/Bridge Transfer Corporation, a database software company, in January 1996. Under the distributor agreement, NEON marketed and sublicensed certain Enterprise Subsystem Management products under a non-exclusive worldwide license from Peregrine/Bridge Transfer Corporation. The distributor agreement provided that NEON pay license fees for licensed products and for maintenance and support and upgrade services equal to 50% of the revenues received by NEON. NEON incurred license fees of $117,350, $448,917 and $421,435 to Peregrine/Bridge Transfer Corporation in fiscal 1997, 1998 and the nine months ended December 31, 1998, respectively. NEON did not pay any license fees to Peregrine/Bridge Transfer Corporation in fiscal 1996.


    In December 1998, NEON and Peregrine/Bridge Transfer Corporation amended the distributor agreement. The amended agreement grants NEON an exclusive, worldwide license to market and sublicense Enterprise Subsystem Management products, with the exception of limited co-marketing rights held by IBM relating to one of the Peregrine/Bridge Transfer Corporation Enterprise Subsystem Management products. The amended distributor agreement has an initial term through March 31, 2004. See "Business--Product Development--Peregrine/Bridge Transfer Corporation Relationship." The amended agreement grants to NEON first refusal rights to acquire Peregrine/Bridge Transfer Corporation by matching any third-party offer that Peregrine/Bridge Transfer Corporation or its stockholder chooses to accept, and an option to acquire Peregrine/Bridge Transfer Corporation that is exercisable on or after January 1, 2002 or such earlier date that NEON has paid Peregrine/Bridge Transfer Corporation license fees totaling $10.0 million or more in any single fiscal year. In addition, beginning April 1, 1999, the amended agreement provides for NEON to make quarterly advances in respect of anticipated license fees, with the advances to be in equal quarterly payments based on annualized license fee amounts of $1.0 million, $2.0 million, $3.0 million, $4.0 million and $5.0 million for fiscal 2000, 2001, 2002, 2003 and 2004, respectively. Following the date, if any, in each quarter when the license fees earned equal the aggregate amount of quarterly advances outstanding on the first day of such quarter, the license fee that NEON pays under the agreement decreases from 50% to 40% of the revenues received by NEON, with the decrease continuing in effect until the start of the next quarter. Upon any termination or expiration of the distributor agreement, any advances then outstanding are to be refunded to NEON by Peregrine/Bridge Transfer Corporation. NEON is a co-defendant with Peregrine/Bridge Transfer Corporation and other parties in a lawsuit brought by BMC Software. See "Business--Legal Proceedings."


    NEON has a services agreement with Peregrine/Bridge Transfer Corporation pursuant to which Peregrine/Bridge Transfer Corporation pays NEON for certain services supplied to it by NEON. See "Compensation Committee Interlocks and Insider Participation--NEON Interlocks with Peregrine/ Bridge Transfer Corporation."

    Due to the timing of cash payments between the two parties related to the distributor agreement and the services agreement described in the preceding two paragraphs, NEON has accounts receivable-related party balances of $138,074, $181,112 and $82,577 as of March 31, 1997 and 1998 and December 31, 1998,
respectively.

OTHER DIRECTORSHIPS

    Members of NEON's Board of Directors also serve as officers or directors of other software or computing companies such as Peregrine Systems, which supplies software that automates the management of data such as inventory/configuration management, order and catalog management and financial management, and Pavilion Technologies, which supplies software for analysis, control and optimization of manufacturing assets. NEON, Peregrine Systems and Pavilion Technologies, while all software companies, are not sufficiently similar in their operations to be competitors. Thus, NEON does not believe that the concurrent service of NEON's directors as officers and/or directors of these entities poses potential conflicts of interest.

PRIVATE PLACEMENT OF SERIES A REDEEMABLE, CONVERTIBLE PREFERRED STOCK

    In May 1993, JMI Equity Fund purchased 500,000 shares of Series A Redeemable, Convertible Preferred Stock of NEON for aggregate consideration of $1.0 million. These shares are convertible into 2,500,000 shares of common stock immediately prior to the completion of this offering. Mr. Moores is a limited partner of JMI Equity Fund and Messrs. Noell and van den Berg are general partners of JMI Partners, L.P., which is a general partner of JMI Equity Fund.

    In connection with this transaction, JMI Equity Fund, NEON and Mr. Schaeffer entered into a stockholders agreement setting forth the rights of JMI Equity Fund and Mr. Schaeffer to elect a specified number of directors of NEON. Pursuant to this stockholders agreement, Messrs. Holcomb, Moores, Noell and Schaeffer were elected and currently serve as directors of NEON. The stockholders agreement between JMI Equity Fund, NEON and Mr. Schaeffer will terminate upon the closing of the offering.

    The shares of common stock issued upon conversion of the Series A Redeemable, Convertible Preferred Stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

ISSUANCE OF CONVERTIBLE DEBT TO JMI EQUITY FUND

    In fiscal 1995 and fiscal 1996, JMI Equity Fund made loans to NEON in aggregate amounts of $300,000 and $830,000, respectively. These loans bear interest at the rate of eight percent per annum and were evidenced by secured convertible promissory notes that provide for the conversion of outstanding amounts under the notes into shares of NEON's Series A Redeemable, Convertible Preferred Stock. On March 31, 1997, these notes were amended and the notes, together with accrued interest of approximately $169,000, were consolidated. At such time, JMI Equity Fund exercised its right to convert $250,000 of the indebtedness into 125,000 shares of the Series A Redeemable, Convertible Preferred Stock and relinquished its rights to convert the balance of the outstanding indebtedness. Upon completion of the offering, these shares will be converted into 625,000 shares of NEON's common stock. The new note in the amount of approximately $1.0 million is due March 31, 1999 and bears interest at eight percent per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NEON'S POLICY

    NEON believes that all of the transactions set forth above were made on terms no less favorable to NEON than could have been obtained from unaffiliated third parties. All future transactions, including loans, between NEON and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the outside directors on the Board of Directors, and will continue to be on terms no less favorable to NEON than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    This table sets forth, as of February 28, 1999, certain information regarding the beneficial ownership of NEON's outstanding common stock, both before this offering and immediately following this offering by:

    - Each person known by NEON to own beneficially more than five percent of the outstanding common stock

    - Each director and each of the Named Executive Officers of NEON

    - The selling stockholder

    - All directors and executive officers of NEON as a group


    The following calculations of the percentage of outstanding shares are based on 5,807,251 shares of NEON's common stock outstanding as of February 28, 1999 and 8,443,251 shares outstanding immediately following the completion of this offering and assumes no exercise of the underwriters' over-allotment option. The calculation includes 3,125,000 shares of NEON common stock issuable upon conversion of the outstanding shares of preferred stock immediately prior to the completion of the offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of NEON common stock subject to options that are presently exercisable or exercisable within 60 days of February 28, 1999 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.


    Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to his shares and the address for each of the persons listed below is: c/o NEON Systems, Inc., 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478.


                                              SHARES OWNED PRIOR                 SHARES OWNED AFTER THE
                                               TO THE OFFERING                          OFFERING
                                            ----------------------    SHARES     ----------------------
                                             NUMBER      PERCENT      OFFERED     NUMBER      PERCENT
                                            ---------  -----------  -----------  ---------  -----------
FIVE PERCENT STOCKHOLDER:
  JMI Equity Fund, L.P. (a)...............  3,125,000        53.8%          --   3,125,000        37.0%
DIRECTORS AND OFFICERS:
  John J. Moores (b)......................         --          --           --          --          --
  Charles E. Noell III (c)................  3,125,000        53.8           --   3,125,000        37.0
  Norris van den Berg (d).................  3,125,000        53.8           --   3,125,000        37.0
  Richard Holcomb (e).....................     13,800           *           --      13,800           *
  Joe Backer (f)..........................    221,439         3.7           --     221,439         2.6
  Peter Schaeffer (g).....................  2,065,835        33.3           --   2,065,835        23.4
  John S. Reiland.........................     26,376           *           --      26,376           *
  Don Pate (h)............................     26,376           *           --      26,376           *
  Jonathan J. Reed (i)....................      8,551           *           --       8,551           *
SELLING STOCKHOLDER:
  Dean Bobrowski..........................    183,480         3.2       64,000     119,480         1.4
All executive officers and directors as a
 group (10 persons) (j)...................  5,535,157        85.8           --   5,535,157        60.9


--------------------------


* Less than one percent.                           (FOOTNOTES ON FOLLOWING PAGE)

(a) Includes 3,125,000 shares of common stock issuable upon conversion of 625,000 shares of Series A Redeemable, Convertible Preferred Stock held by JMI Equity Fund, L.P., which conversion will occur prior to the completion of the offering. The address of JMI Equity Fund, L.P. is 12680 High Bluff Drive, San Diego, California 92130.

(b) Excludes 3,125,000 shares issuable upon conversion of 625,000 shares of Series A Redeemable, Convertible Preferred Stock held by JMI Equity Fund, L.P., of which Mr. Moores is a limited partner. Mr. Moores does not exercise voting or dispositive control over the shares held by JMI Equity Fund, L.P. and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(c) Includes 3,125,000 shares of common stock issuable upon conversion of 625,000 shares of Series A Redeemable, Convertible Preferred Stock held by JMI Equity Fund, L.P. Mr. Noell is a general partner of JMI Partners, L.P., which is a general partner of JMI Equity Fund, L.P. Mr. Noell disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(d) Includes 3,125,000 shares of common stock issuable upon conversion of 625,000 shares of Series A Redeemable, Convertible Preferred Stock held by JMI Equity Fund, L.P. Mr. van den Berg is a general partner of JMI Partners, L.P., which is a general partner of JMI Equity Fund, L.P. Mr. van den Berg disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(e) Includes 13,800 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.

(f) Includes 20,000 shares held by John Backer and Kristin Backer, the children of Mr. Backer, as to which Mr. Backer disclaims beneficial ownership. Includes 201,439 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.

(g) Includes 395,835 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.

(h) Includes 26,376 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.

(i) Includes 3,206 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.

(j) Includes 640,656 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of February 28, 1999.


    John J. Moores, a director of NEON, has advised NEON that he may acquire, in his individual capacity and/or in his capacity as a trustee of various trusts, up to 400,000 shares of NEON's common stock from one or more existing NEON stockholders, including up to 200,000 shares from Peter Schaeffer, Chief Technology Officer and a director of NEON. Mr. Moores has advised that he intends to consummate this purchase immediately before the closing of this offering for a purchase price per share equal to the net price per share received by the selling stockholder in the offering.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering NEON's authorized capital stock will consist of 30,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, issuable in series. There will be 5,807,251 shares of NEON common stock outstanding immediately prior to consummation of the offering, held of record by 54 stockholders, and there will be no shares of preferred stock outstanding.

COMMON STOCK

    Holders of NEON common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of NEON, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of NEON. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    NEON's Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of NEON's common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of NEON. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock. NEON has no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

    NEON is a party to a registration rights agreement among NEON, Mr. Schaeffer and JMI Equity Fund. Under the terms of the registration rights agreement, JMI Equity Fund and Mr. Schaeffer are entitled to registration rights with respect to the 4,795,000 shares of common stock owned by them, which includes the 3,125,000 shares of common stock to be issued to JMI Equity Fund upon conversion of the 625,000 shares of preferred stock prior to completion of the offering. Each time NEON proposes to register any of its securities under the Securities Act, whether for its own account or for other stockholders, JMI Equity Fund and Mr. Schaeffer are entitled to have their shares of common stock registered by NEON as well, unless NEON is registering its securities on Form S-4 or Form S-8. Additionally, JMI Equity Fund may require NEON to prepare and file two registration statements under the Securities Act at NEON's expense to register the shares of common stock held by JMI Equity Fund. JMI Equity Fund may also require NEON to file additional registration statements on Form S-3 at its request. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration and the right of NEON not to effect a requested registration within 90 days after the effective date of a NEON registration statement for a firm commitment underwritten public offering in which JMI Equity Fund and Mr. Schaeffer shall have been entitled to register their shares. NEON must pay expenses related to the registering and distributing of its shares of common stock held by JMI Equity Fund and Mr. Schaeffer under the registration rights agreement.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    DELAWARE ANTI-TAKEOVER STATUTE.  NEON is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

    - Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

    - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or

    - On or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder

    For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the date of determination whether the person is an "Interested Stockholder," did own) 15% or more of the corporation's voting stock.

    CERTIFICATE OF INCORPORATION. On January 19, 1999, NEON's stockholders approved certain amendments to the Certificate of Incorporation, effective immediately prior to the consummation of the offering, to provide:

    - For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof

    - That any action required or permitted to be taken by stockholders of NEON must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing

    - That special meetings of stockholders of NEON may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the board of directors

    - For a classified board of directors

    - That vacancies on the board of directors, including newly created directorships, can be filled only by a majority of the directors then in office

    - That directors of NEON may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock, voting together as a single class

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of NEON. These provisions are designed to reduce the vulnerability of NEON to an unsolicited proposal for a takeover of NEON that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of NEON. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of NEON. Such provisions may also have the effect of preventing changes in the management of NEON. See "Risk Factors--Provisions of Our Charter and Bylaws and Delaware Law Could Deter Takeover Attempts."

TRANSFER AGENT AND REGISTRAR

    NEON's shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "NESY." The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., and its address is 2323 Bryan Street, Suite 2300, Dallas, Texas 75201.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to the offering, there has been no public market for NEON's common stock. Upon completion of the offering and assuming no exercise of stock options after February 28, 1999, there will be an aggregate of 8,443,251 shares of NEON's common stock outstanding. Of these shares, all of the shares sold in the offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended, unless purchased by "affiliates" of NEON, as defined under the Securities Act. The remaining 5,743,251 shares are "restricted shares" within the meaning of Rule 144 under the Securities Act, and are subject to restrictions under the Securities Act and the lock-up agreements described below.


    NEON's stockholders and option holders have agreed not to sell, offer for sale, or otherwise dispose of any NEON common stock for a period of 180 days from the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during the 180-day period, NEON has agreed not to file any registration statement with respect to its common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Beginning 180 days after the date of this prospectus, 5,682,166 of the restricted shares will become available for sale in the public market, subject to the volume and other limitations of Rule
144. JMI Equity Fund and Mr. Schaeffer have certain rights to have 4,795,000 shares registered in the future under the Securities Act pursuant to the terms of an agreement with NEON. See "Description of Capital Stock-- Registration Rights."

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of NEON is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of (1) one percent of the number of then outstanding shares or (2) the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about NEON and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an "affiliate" of NEON under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such rule. Affiliates of NEON must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 other than the one-year holding period in order to sell unrestricted shares. Rule 144 does not require the same person to have held the securities for the applicable periods.

    Any employee, officer or director of, or consultant to, NEON who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell such shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell such shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available for option holders of NEON as to all 595,286 shares issued pursuant to the exercise of options granted prior to this offering.

    After the offering, NEON intends to file a registration statement on Form S-8 to register all of the shares of Common Stock reserved for issuance pursuant to the 1993 Stock Plan, the 1999 Long-Term Incentive Plan and the Stock Option Plan for Non-Employee Directors. Accordingly, shares issued upon exercise of such options will be freely tradeable by holders who are not affiliates of NEON and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of NEON.

    Prior to the offering, there has been no market for the NEON common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of NEON's common stock could adversely affect the prevailing market price of the common stock, as well as impair the ability of NEON to raise capital through the issuance of additional equity securities. See "Risk Factors--Availability of Significant Amounts of Common Stock for Sale Could Adversely Affect Its Market Price and the Absence of an Active Public Market for Our Common Stock May Make It Difficult for You to Resell Your Shares At or Above the Offering Price."

                                  UNDERWRITING


    Subject to the terms and conditions contained in an underwriting agreement dated March 5, 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and CIBC Oppenheimer Corp., have severally agreed to purchase from NEON and the selling stockholder the respective number of shares of common stock set forth opposite their names below.



                                                                               NUMBER OF
UNDERWRITERS:                                                                   SHARES
  Donaldson, Lufkin & Jenrette Securities...................................     986,625
  Hambrecht & Quist.........................................................     657,750
  CIBC Oppenheimer..........................................................     548,125
  BancBoston Robertson Stephens.............................................      35,000
  Bear, Stearns & Co. Inc...................................................      35,000
  BT Alex. Brown............................................................      35,000
  Lehman Brothers Inc.......................................................      35,000
  Warburg Dillon Read LLC...................................................      35,000
  SG Cowen Securities Corporation...........................................      35,000
  Chatsworth Securities, LLC................................................      17,500
  Gerard Klauer Mattison & Co., LLC.........................................      17,500
  Gruntal & Co., L.L.C......................................................      17,500
  Harris Webb & Garrison, Inc...............................................      17,500
  Hoak Breedlove Wesneski & Co..............................................      17,500
  C.L. King & Associates....................................................      17,500
  Legg Mason Wood Walker, Incorporated......................................      17,500
  McDonald Investments Inc., a KeyCorp Company..............................      17,500
  Needham & Company, Inc....................................................      17,500
  Pennsylvania Merchant Group...............................................      17,500
  Piper Jaffray Inc.........................................................      17,500
  Redwine & Company, Inc....................................................      17,500
  Sanders Morris Mundy......................................................      17,500
  Sands Brothers & Co., Ltd.................................................      17,500
  SoundView Technology Group, Inc...........................................      17,500
  Southwest Securities, Inc.................................................      17,500
  C.E. Unterberg, Towbin....................................................      17,500
                                                                              -----------
  Total.....................................................................   2,700,000
                                                                              -----------
                                                                              -----------


    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.


    The underwriters initially propose to offer the shares of NEON common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the underwriters) at such price less a concession not in excess of $0.63 per share. The underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $0.10 per share. After the initial offering of the common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJDIRECT Inc. for sale to brokerage account holders.


    NEON has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 405,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.


    NEON and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

    Each of NEON, its executive officers, directors, stockholders and option holders have agreed, subject to certain exceptions, not to

    - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

    - Enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such 180-day period, NEON has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of NEON has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of NEON's common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements. NEON has determined that if the lock-up with respect to a significant number of shares has been waived, whether with respect to a single stockholder or a number of stockholders, it would review applicable securities laws and, if public disclosure would be appropriate, disclose the waiver.


    Prior to the offering, there has been no established trading market for NEON's common stock. The initial public offering price of the shares of NEON's common stock offered hereby was determined by negotiation among NEON and the representatives of the underwriters. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which NEON competes, the past and present operations of NEON, the historical results of operations of NEON, the prospects for future earnings of NEON, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.


    Other than in the United States, no action has been taken by NEON, the selling stockholder or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons with this prospectus should inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of NEON's common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for NEON by Locke Liddell & Sapp LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

    The consolidated financial statements of NEON Systems, Inc. and subsidiaries as of March 31, 1997 and 1998 and December 31, 1998, and for each of the years in the three-year period ended March 31, 1998 and the nine-month period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and in the registration statement, and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    NEON has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to NEON and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed thereto. Statements contained in this prospectus as to the contents of any agreement, contract or other document referred to are qualified by and subject to the copy of such contract or other document filed as an exhibit to the registration statement or such other document. You may inspect a copy of the registration statement without charge at the Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of certain fees from the Public Reference Section of the Commission at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

    NEON intends to furnish holders of its common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. NEON intends to furnish such other reports as it may determine or as may be required by law.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets................................................................................         F-3

Consolidated Statements of Operations......................................................................         F-4

Consolidated Statements of Stockholders' Equity (Deficit)..................................................         F-5

Consolidated Statements of Cash Flows......................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NEON Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of NEON Systems, Inc. and subsidiaries (collectively, the "Company") as of March 31, 1997 and 1998 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 1998 and the nine-month period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEON Systems, Inc. and subsidiaries as of March 31, 1997 and 1998 and December 31, 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998 and the nine-month period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         KPMG LLP

Houston, Texas
January 29, 1999

                      NEON SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                      AS OF MARCH 31,          AS OF
                                                                                  -----------------------  DECEMBER 31,
                                                                                     1997         1998         1998
                                                                                  -----------  ----------  -------------
                                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents......................................................  $ 1,705,188  $2,804,073   $4,510,841
  Accounts receivable--trade....................................................      901,764   2,283,194    4,029,301
  Accounts receivable--related party............................................      138,074     181,112       82,577
  Deferred tax assets...........................................................           --     380,532      595,053
  Other current assets..........................................................       27,902     246,193      109,852
                                                                                  -----------  ----------  -------------
    Total current assets........................................................    2,772,928   5,895,104    9,327,624
                                                                                  -----------  ----------  -------------
Property and equipment:
  Furniture and equipment.......................................................      398,936     662,155      748,422
  Purchased software............................................................       65,810      78,774       78,774
    Less accumulated depreciation and amortization..............................     (144,787)   (289,131)    (430,313)
                                                                                  -----------  ----------  -------------
    Property and equipment, net.................................................      319,959     451,798      396,883
Other assets, net...............................................................           --       5,268      177,702
                                                                                  -----------  ----------  -------------
    Total assets................................................................  $ 3,092,887  $6,352,170   $9,902,209
                                                                                  -----------  ----------  -------------
                                                                                  -----------  ----------  -------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accrued expenses...............................................................  $   365,006  $  564,217   $  355,233
  Accounts payable..............................................................      155,133     359,819      804,836
  Taxes payable.................................................................       83,142     365,056      472,569
  Deferred tax liabilities......................................................           --          --       27,897
  Customer deposits.............................................................      146,400          --           --
  Deferred maintenance revenue..................................................    1,147,259   2,584,340    3,614,393
  Secured notes payable (Note 2)................................................           --   1,049,101    1,049,101
                                                                                  -----------  ----------  -------------
    Total current liabilities...................................................    1,896,940   4,922,533    6,324,029
                                                                                  -----------  ----------  -------------
Secured notes payable (Note 2)..................................................    1,049,101          --           --
Series A redeemable, convertible preferred stock, $.01 par value. Authorized
  650,000 shares; 625,000 shares issued and outstanding at March 31, 1997 and
  1998 and December 31, 1998 (Note 3)...........................................    1,563,333   1,663,333    1,738,333
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, $.01 par value. Authorized 10,000,000 shares; 2,260,380,
   2,535,801 and 2,682,251 shares issued and outstanding at March 31, 1997 and
   1998 and December 31, 1998, respectively.....................................       22,604      25,358       26,823
  Additional paid-in capital....................................................      577,712     698,751    3,342,929
  Accumulated other comprehensive income (loss).................................        1,133        (962)     (15,404)
  Unearned portion of deferred compensation.....................................           --          --   (1,846,711)
  Retained earnings (accumulated deficit).......................................   (2,017,936)   (956,843)     332,210
                                                                                  -----------  ----------  -------------
    Total stockholders' equity (deficit)........................................   (1,416,487)   (233,696)   1,839,847
  Commitments and contingencies (Note 7)........................................
                                                                                  -----------  ----------  -------------
    Total liabilities and stockholders' equity (deficit)........................  $ 3,092,887  $6,352,170   $9,902,209
                                                                                  -----------  ----------  -------------
                                                                                  -----------  ----------  -------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      NINE MONTHS ENDED
                                       YEARS ENDED MARCH 31,            DECEMBER 31,
                                  -------------------------------  -----------------------
                                    1996       1997       1998        1997         1998
                                  ---------  ---------  ---------  -----------  ----------
                                                                   (UNAUDITED)
Revenues:
  License.......................  $2,190,454 $6,183,089 $9,806,287  $6,388,598  $10,541,224
  Maintenance...................    275,458  1,002,563  2,396,520   1,770,500    3,293,622
                                  ---------  ---------  ---------  -----------  ----------
    Total revenues..............  2,465,912  7,185,652  12,202,807  8,159,098   13,834,846
Cost of revenues:
  Cost of licenses..............     17,614    211,688    551,736     183,356      661,515
  Cost of maintenance...........    158,509    392,384    742,953     492,147      672,399
                                  ---------  ---------  ---------  -----------  ----------
    Total cost of revenues......    176,123    604,072  1,294,689     675,503    1,333,914
                                  ---------  ---------  ---------  -----------  ----------
Gross profit....................  2,289,789  6,581,580  10,908,118  7,483,595   12,500,932
Operating expenses:
  Sales and marketing...........  1,306,937  3,469,286  5,712,689   3,734,795    5,317,752
  Research and development......  1,205,069  1,525,313  2,257,915   1,610,751    2,706,036
  General and administrative....    310,018    696,349  1,494,278   1,048,654    1,701,472
  Non-cash compensation.........         --         --         --          --      630,944
                                  ---------  ---------  ---------  -----------  ----------
    Total operating expenses....  2,822,024  5,690,948  9,464,882   6,394,200   10,356,204
                                  ---------  ---------  ---------  -----------  ----------
Operating income (loss).........   (532,235)   890,632  1,443,236   1,089,395    2,144,728
Interest income.................         --     23,660     64,029      49,051       67,101
Interest expense................    (66,175)   (91,209)   (85,521)    (63,149)     (63,687)
Other, net......................         --        202     49,151      32,705       40,509
                                  ---------  ---------  ---------  -----------  ----------
Income (loss) before provision
  for income taxes..............   (598,410)   823,285  1,470,895   1,108,002    2,188,651
Provision for income taxes......         --      6,865    309,802     232,680      824,598
                                  ---------  ---------  ---------  -----------  ----------
Net income (loss)...............   (598,410)   816,420  1,161,093     875,322    1,364,053
Dividends on series A
  redeemable, convertible
  preferred stock...............    (80,000)   (80,000)  (100,000)    (75,000)     (75,000)
                                  ---------  ---------  ---------  -----------  ----------
Net income (loss) applicable to
  common stockholders...........  $(678,410) $ 736,420  $1,061,093  $ 800,322   $1,289,053
                                  ---------  ---------  ---------  -----------  ----------
                                  ---------  ---------  ---------  -----------  ----------
Earnings (loss) per common
  share:
  Basic.........................  $   (1.62) $    0.35  $    0.45   $    0.34   $     0.49
                                  ---------  ---------  ---------  -----------  ----------
                                  ---------  ---------  ---------  -----------  ----------
  Diluted.......................  $   (1.62) $    0.14  $    0.19   $    0.14   $     0.20
                                  ---------  ---------  ---------  -----------  ----------
                                  ---------  ---------  ---------  -----------  ----------
Shares used in computing
  earnings (loss) per common
  share:
  Basic.........................    417,393  2,094,087  2,370,525   2,340,797    2,607,587

  Diluted.......................    417,393  5,671,433  6,267,775   6,238,048    6,933,985

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                          ACCUMULATED      UNEARNED       RETAINED        TOTAL
                                           ADDITIONAL        OTHER        PORTION OF      EARNINGS    STOCKHOLDERS'
                                COMMON       PAID-IN     COMPREHENSIVE     DEFERRED     (ACCUMULATED      EQUITY
                                 STOCK       CAPITAL     INCOME (LOSS)   COMPENSATION     DEFICIT)      (DEFICIT)
                              -----------  -----------  ---------------  -------------  ------------  --------------
Balance at March 31, 1995...   $  20,870    $ 418,216      $      --      $        --    $(2,075,946)  $ (1,636,860)
Net loss....................          --           --             --               --      (598,410)       (598,410)
Stock option grants.........          --       87,000             --               --            --          87,000
Preferred stock dividends...          --           --             --               --       (80,000)        (80,000)
                              -----------  -----------  ---------------  -------------  ------------  --------------
Balance at March 31, 1996...      20,870      505,216             --               --    (2,754,356)     (2,228,270)
Net income..................          --           --             --               --       816,420         816,420
Foreign currency translation
  gain......................          --           --          1,133               --            --           1,133
Comprehensive income........          --           --             --               --            --         817,553
Exercise of stock options...       1,734          654             --               --            --           2,388
Stock option grants.........          --       71,842             --               --            --          71,842
Preferred stock dividends...          --           --             --               --       (80,000)        (80,000)
                              -----------  -----------  ---------------  -------------  ------------  --------------
Balance at March 31, 1997...      22,604      577,712          1,133               --    (2,017,936)     (1,416,487)
Net income..................          --           --             --               --     1,161,093       1,161,093
Foreign currency translation
  loss......................          --           --         (2,095)              --            --          (2,095)
Comprehensive income........          --           --             --               --            --       1,158,998
Exercise of stock options...       2,754       25,028             --               --            --          27,782
Tax benefit related to
  exercise of stock
  options...................          --       82,349             --               --            --          82,349
Stock option grants.........          --       13,662             --               --            --          13,662
Preferred stock dividends...          --           --             --               --      (100,000)       (100,000)
                              -----------  -----------  ---------------  -------------  ------------  --------------
Balance at March 31, 1998...      25,358      698,751           (962)              --      (956,843)       (233,696)
Net income..................          --           --             --               --     1,364,053       1,364,053
Foreign currency translation
  loss......................          --           --        (14,442)              --            --         (14,442)
Comprehensive income........          --           --             --               --            --       1,349,611
Exercise of stock options...       1,465      142,814             --               --            --         144,279
Tax benefit related to
  exercise of stock
  options...................          --       23,709             --               --            --          23,709
Deferred compensation
  related to options
  granted...................          --    2,477,655             --       (2,477,655)           --              --
Amortization of deferred
  stock compensation........          --           --             --          630,944            --         630,944
Preferred stock dividends...          --           --             --               --       (75,000)        (75,000)
                              -----------  -----------  ---------------  -------------  ------------  --------------
Balance at December 31,
  1998......................   $  26,823    $3,342,929     $ (15,404)     $(1,846,711)   $  332,210    $  1,839,847
                              -----------  -----------  ---------------  -------------  ------------  --------------
                              -----------  -----------  ---------------  -------------  ------------  --------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS ENDED
                                            YEARS ENDED MARCH 31,            DECEMBER 31,
                                       -------------------------------  ----------------------
                                         1996       1997       1998        1997        1998
                                       ---------  ---------  ---------  -----------  ---------
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $(598,410) $ 816,420  $1,161,093  $ 875,322   $1,364,053
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization....     31,283     73,291    144,344     108,258     141,182
    Deferred tax expense.............         --         --   (380,532)         --    (186,624)
    Noncash compensation expense.....     87,000     71,842     13,662          --     630,944
    Increase (decrease) in cash
      resulting from changes in:
      Accounts receivable............   (433,920)  (567,418) (1,424,468) (1,905,747) (1,647,572)
      Other current assets...........    (38,827)    10,925   (218,291)    (14,580)    136,341
      Other assets...................      1,531        380     (5,268)         --    (172,434)
      Accrued expenses...............    139,837    311,594    199,211     (96,147)   (208,984)
      Accounts payable...............     (4,854)    84,776    204,686      18,011     445,017
      Customer deposits..............         --    146,400   (146,400)   (146,400)         --
      Taxes payable..................     15,427     32,785    364,263     149,538     131,222
      Deferred maintenance revenue...    234,736    895,512  1,437,081   1,415,855   1,030,053
                                       ---------  ---------  ---------  -----------  ---------
Net cash provided by (used in)
  operating activities...............   (566,197) 1,876,507  1,349,381     404,110   1,792,467
                                       ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and
    equipment........................    (74,025)  (260,897)  (263,219)   (147,169)    (86,267)
  Purchases of computer software.....         --    (45,159)   (12,964)         --          --
                                       ---------  ---------  ---------  -----------  ---------
Net cash used in investing
  activities.........................    (74,025)  (306,056)  (276,183)   (147,169)   (215,536)
                                       ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable........    480,000         --         --          --          --
  Issuance of common stock...........         --      2,388     27,782      16,368     144,279
                                       ---------  ---------  ---------  -----------  ---------
Net cash provided by financing
  activities.........................    480,000      2,388     27,782      16,368     144,279
                                       ---------  ---------  ---------  -----------  ---------
Net increase (decrease) in cash and
  cash equivalents...................   (160,222) 1,572,839  1,100,980     273,309   1,721,210
Effect of exchange rates on cash.....         --      1,133     (2,095)      2,365     (14,442)
Cash and cash equivalents at
  beginning of period................    291,438    131,216  1,705,188   1,705,188   2,804,073
                                       ---------  ---------  ---------  -----------  ---------
Cash and cash equivalents at end of
  period.............................  $ 131,216  $1,705,188 $2,804,073  $1,980,862  $4,510,841
                                       ---------  ---------  ---------  -----------  ---------
                                       ---------  ---------  ---------  -----------  ---------
Conversion of note payable and
  accrued interest into preferred
  stock..............................  $      --  $ 250,000  $      --   $      --   $      --
                                       ---------  ---------  ---------  -----------  ---------
                                       ---------  ---------  ---------  -----------  ---------
Cash paid during the period for
  income
  taxes..............................  $      --  $      --  $ 242,930   $ 131,902   $ 905,206
                                       ---------  ---------  ---------  -----------  ---------
                                       ---------  ---------  ---------  -----------  ---------
Cash paid during the period for
  interest...........................  $      --  $      --  $  83,928   $  62,946   $  83,928
                                       ---------  ---------  ---------  -----------  ---------
                                       ---------  ---------  ---------  -----------  ---------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    NEON Systems, Inc. and subsidiaries (collectively, NEON) is comprised of the parent company, Neon Systems, Inc., and its wholly-owned international subsidiaries, Neon Systems (UK) Ltd. and Neon Systems (GmbH). NEON develops, markets and supports Enterprise Access and Integration software. NEON's primary product family, Shadow, helps organizations access and integrate data, transactions and applications from the Internet and mainframe and client/server systems.

BASIS OF CONSOLIDATION OF FINANCIAL STATEMENTS

    All significant intercompany balances and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited consolidated financial statements for the nine-month period ended December 31, 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such interim period in accordance with generally accepted accounting principles.

ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues from software license sales are recognized when all of the following conditions are met: a non-cancelable license agreement has been signed; the product has been delivered; there are no material uncertainties regarding customer acceptance; collection of the receivable is probable; and no other significant vendor obligations exists. License revenues generally include software maintenance agreements for the first year following the date of sale. In such cases, revenues are allocated between license fees and maintenance revenues based on NEON specific evidence. Revenues from first-year maintenance agreements and separately priced software maintenance agreements for subsequent years are deferred and recognized ratably on a straight-line basis over the maintenance period.

    NEON also markets and sells its products through independent foreign distributors. License and maintenance revenues from these transactions are recognized when all of the above conditions are met.

    The American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION in October 1997, which replaces the previous revenue recognition rules provided by SOP 91-1. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. NEON recognizes revenue in accordance with the provisions of SOP 97-2.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using accelerated methods for computer hardware and straight-line methods for other property based on the estimated useful lives, generally three to seven years, of the various classes of property.

CASH AND CASH EQUIVALENTS

    Cash and interest-bearing deposits with original maturities of less than three months are included in cash and cash equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

INCOME TAXES

    NEON accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in NEON's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

PER SHARE INFORMATION

    Per share information is based on the weighted average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares resulting from the assumed conversion of outstanding stock options and convertible preferred stock for the diluted computation.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) A reconciliation of the numerators and denominators of the basic and diluted per share computation is as follows:

                                                                                                 NINE MONTHS ENDED
                                                            YEARS ENDED MARCH 31,                  DECEMBER 31,
                                                    --------------------------------------   -------------------------
                                                       1996         1997          1998          1997          1998
                                                    ----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Net income (loss).................................  $ (598,410)  $   816,420   $ 1,161,093   $  875,322    $ 1,364,053
Dividends on series A redeemable, convertible
  preferred stock.................................     (80,000)      (80,000)     (100,000)     (75,000)       (75,000)
                                                    ----------   -----------   -----------   -----------   -----------
  Net income (loss) applicable to common
    stockholders..................................  $ (678,410)  $   736,420   $ 1,061,093   $  800,322    $ 1,289,053
                                                    ----------   -----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------   -----------
Weighted average number of common shares
  outstanding during the period:
    Basic.........................................     417,393     2,094,087     2,370,525    2,340,797      2,607,587
    Dilutive stock options........................          --       452,346       772,251      772,251      1,201,399
    Series A redeemable, convertible preferred
      stock.......................................          --     3,125,000     3,125,000    3,125,000      3,125,000
                                                    ----------   -----------   -----------   -----------   -----------
    Diluted.......................................     417,393     5,671,433     6,267,775    6,238,048      6,933,985
                                                    ----------   -----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------   -----------
Income (loss) per common share:
    Basic.........................................  $    (1.62)  $      0.35   $      0.45   $     0.34    $      0.49
                                                    ----------   -----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------   -----------
    Diluted.......................................  $    (1.62)  $      0.14   $      0.19   $     0.14    $      0.20
                                                    ----------   -----------   -----------   -----------   -----------
                                                    ----------   -----------   -----------   -----------   -----------

    The calculation of common shares outstanding for the diluted computation for the year ended March 31, 1996 excludes the effect of shares of Series A Redeemable, Convertible Preferred Stock which are convertible into 3,125,000 shares of NEON common stock and dilutive stock options. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since NEON incurred a net loss for the year ended March 31, 1996.

    During the nine months ended December 31, 1998 NEON granted stock options at prices considered to be below the then fair value of the underlying stock. The cumulative differential between the fair value of the underlying stock and the exercise price of the granted options was $2.5 million. This amount is being recognized as expense over the vesting period of the granted options. During the nine months ended December 31, 1998 $631,000 was recognized as a noncash compensation expense. The remaining differential of $1,846,711 will be recognized over the remaining vesting period of the granted options.

PREFERRED STOCK

    The carrying value of the Series A Redeemable, Convertible Preferred Stock is periodically increased by amounts representing dividends not currently declared or paid, but which are payable under the mandatory redemption features.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND PRODUCT DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred. Software development costs that qualify for capitalization under Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, are evaluated for recoverability by NEON. No such costs have been capitalized to date as the impact on the financial statements would be immaterial.

STOCK OPTION PLAN

    Prior to April 1, 1996, NEON accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense has been recorded on the date of grant only if the estimated value of the underlying stock exceeded the exercise price. On April 1, 1996, NEON adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. NEON has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

FOREIGN CURRENCY TRANSLATION

    For NEON's international subsidiaries, the functional currencies are the British pound and the German mark. Accordingly, assets and liabilities of the subsidiaries are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates prevailing during the period. The adjustments resulting from translating the financial statements of the international subsidiaries are reflected as a cumulative translation adjustment included in stockholders' equity (deficit).

STOCK SPLIT

    In August 1996, NEON's Board of Directors declared a five-for-one stock split of NEON's common stock which was effected as a dividend. All stock-related data in the consolidated financial statements and related notes reflects this stock split for all periods presented.

COMPREHENSIVE INCOME

    NEON adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), COMPREHENSIVE INCOME beginning with NEON's first quarter of fiscal year 1999. The components of comprehensive income include only foreign currency translation gains/losses of $1,133, ($2,095), and ($14,442) for the years ended March 31, 1997 and 1998, and the nine-month period ended December 31, 1998, respectively.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 2--SECURED NOTE PAYABLE

    During the year ended March 31, 1997 NEON amended and consolidated three original notes dated September 29, 1994, March 30, 1995 and November 22, 1995 for $300,000, $350,000 and $480,000, respectively. These notes and accrued interest of $169,101 at March 31, 1997 were converted to a new senior note in the principal amount of $1,049,101 and $250,000 of principal was converted into 125,000 shares of NEON's Series A Redeemable, Convertible Preferred Stock.

    The new note is secured by accounts receivable and property and equipment and accrues interest at the rate of eight percent per annum. The principal amount of the note is due March 31, 1999.

NOTE 3--SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Series A Redeemable, Convertible Preferred Stock is convertible into shares of NEON common stock. Each share of Series A Redeemable, Convertible Preferred Stock is convertible into five shares of common stock (subject to adjustment upon the occurrence of certain events). The Series A Redeemable, Convertible Preferred Stock also has voting rights based on the common stock conversion ratio.

    The Series A Redeemable, Convertible Preferred Stock accrues annual dividends at $0.16 per share. The Series A Redeemable, Convertible Preferred Stock has mandatory conversion and mandatory redemption provisions, which require among other things that the Series A Redeemable, Convertible Preferred Stock be redeemed in April 2000, at the original issuance price of $2.00 per share plus cumulative unpaid dividends. Series A Redeemable, Convertible Preferred Stock dividends accrued, but not yet declared, at March 31, 1997 and 1998 and December 31, 1998 were $313,333, $413,333 and $488,333, respectively.

NOTE 4--STOCK OPTION PLAN

    Under the 1993 Stock Plan for the officers and employees of NEON, the Board of Directors authorized the grant of non-qualified incentive stock options to purchase up to 2,600,000 shares of NEON's Common Stock. Such options become exercisable either on the date of grant or in such installments as the grant may specify up to 10 years from the date of grant. In connection with NEON's adoption of the 1999 Plan, NEON will not make any new grants under the 1993 Plan and options previously issued under the 1993 Plan will be exercisable in accordance with their terms. See further discussion of the 1999 Plan in Note 9.

    At December 31, 1998, stock options to acquire 1,629,077 shares were granted and outstanding, with exercise prices ranging from $0.01 to $12.35 per share. These options generally vest over periods of up to four years from the date of grant. The compensation cost related to these grants has been charged to expense for approximately $87,000, $72,000 and $13,700 for the years ended March 31, 1996, 1997 and 1998, respectively, and $630,944 for the nine months ended December 31, 1998. As of December 31, 1998 there was $1,846,711 of deferred compensation related to granted but non-vested stock options. This deferred compensation is being recognized over the vesting period of the options.

    NEON applies APB Opinion No. 25 in accounting for its Plan and, accordingly, compensation cost has been recognized to the extent that the estimated value of the underlying stock exceeds the exercise price on the date of the grant. Had NEON determined compensation cost based on SFAS No. 123,

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 4--STOCK OPTION PLAN (CONTINUED)
NEON's net income (loss) and diluted per share amounts would have been the pro forma amounts indicated below:

                                                                                          NINE
                                                                                         MONTHS
                                                                                         ENDED
                                                                                        DECEMBER
                                                          YEARS ENDED MARCH 31,           31,
                                                    ---------------------------------  ----------
                                                       1996        1997       1998        1998
                                                    ----------   --------  ----------  ----------
Net income (loss) as reported.....................  $ (598,410)  $816,420  $1,161,093  $1,364,053
                                                    ----------   --------  ----------  ----------
                                                    ----------   --------  ----------  ----------
Net income (loss), pro forma......................  $ (553,160)  $802,539  $1,097,780  $1,323,399
                                                    ----------   --------  ----------  ----------
                                                    ----------   --------  ----------  ----------
Net income (loss) per share as reported...........  $    (1.62)  $   0.35  $     0.45  $ 0.49
                                                    ----------   --------  ----------  ----------
                                                    ----------   --------  ----------  ----------
Net income (loss) per share, pro forma............  $    (1.62)  $   0.34  $     0.42  $ 0.48
                                                    ----------   --------  ----------  ----------
                                                    ----------   --------  ----------  ----------

    The per share weighted average fair values of stock options granted during fiscal years ended March 31, 1997 and 1998 were $0.22 and $0.86, respectively and $5.54 for the nine month period ended December 31, 1998, on the dates of grant using the minimum value method with the following weighted average assumptions: fiscal year 1997 -- no expected dividend yield, risk-free interest rate of

6.5%, and an expected life of five years; fiscal year 1998 -- no expected dividend yield, risk-free interest rate of 5.9%, and an expected life of five years; and nine months ended December 31, 1998 -- no expected dividend yield, risk-free interest rate of 5.8%, and an expected life of five years.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 4--STOCK OPTION PLAN (CONTINUED)
    Stock option activity during periods indicated is as follows:

                                                               WEIGHTED
                                               NUMBER OF       AVERAGE
                                                 SHARES     EXERCISE PRICE
                                               ----------   --------------
Balance at March 31, 1995....................    703,255    $      0.13
  Granted....................................    332,330           0.17
                                               ----------
Balance at March 31, 1996....................  1,035,585           0.14
  Granted....................................    371,025           0.22
  Exercised..................................   (173,415)          0.04
  Forfeited..................................    (28,500)          0.20
                                               ----------
Balance at March 31, 1997....................  1,204,695           0.18
  Granted....................................    303,920           0.86
  Exercised..................................   (275,421)          0.09
  Forfeited..................................    (24,054)          0.44
                                               ----------
Balance at March 31, 1998....................  1,209,140           0.36
  Granted....................................    624,590           5.54
  Exercised..................................   (146,450)          0.97
  Forfeited..................................    (58,203)          1.26
                                               ----------
Balance at December 31, 1998.................  1,629,077           2.26
                                               ----------
                                               ----------

    At December 31, 1998, the weighted average remaining contractual life of outstanding options was 8.5 years. At March 31, 1997 and 1998 and December 31, 1998, the number of options exercisable was 583,061, 566,936 and 697,825, respectively, and the weighted average exercise prices of those options were $0.18, $0.20 and $0.23, respectively.

NOTE 5--INCOME TAXES

    The provision for income taxes consists of the following:

                                                                                           NINE MONTHS ENDED
                                                                 YEARS ENDED MARCH 31,       DECEMBER 31,
                                                              ---------------------------  -----------------
                                                                1996     1997     1998           1998
                                                              --------  ------  ---------  -----------------
United States Federal:
  Current...................................................  $     --  $   --  $ 647,905     1$,022,777
  Deferred..................................................        --      --   (354,340)     (214,521)
State--current..............................................        --      --     23,210         4,188
State--deferred.............................................        --      --         --        12,154
Foreign--current............................................        --   6,865     (6,973)           --
                                                              --------  ------  ---------  -----------------
                                                              $     --  $6,865  $ 309,802      $824,598
                                                              --------  ------  ---------  -----------------
                                                              --------  ------  ---------  -----------------

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 5--INCOME TAXES (CONTINUED)
    For the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, NEON's effective income tax rate differed from the statutory tax rate as follows:

                                                                                              NINE MONTHS ENDED
                                                          YEARS ENDED MARCH 31,                  DECEMBER 31,
                                               -------------------------------------------   --------------------
                                                       1997                   1998                   1998
                                               --------------------   --------------------   --------------------
Statutory tax rate...........................  $  279,917      34.0%  $  500,105      34.0%  $  744,141      34.0%
Increase (decrease) in valuation
  allowance..................................    (279,917)    (34.0)    (217,427)    (14.8)     114,273       5.2
State tax expense............................          --        --       23,210       1.6        8,787       0.4
Foreign sales corporation....................          --        --           --        --      (52,700)     (2.4)
Other........................................       6,865       1.0        3,914       0.3       10,097       0.5
                                               ----------   -------   ----------   -------   ----------   -------
Effective tax rate...........................  $    6,865       1.0%  $  309,802      21.1%  $  824,598      37.7%
                                               ----------   -------   ----------   -------   ----------   -------
                                               ----------   -------   ----------   -------   ----------   -------

    As of March 31, 1997 and 1998, and December 31, 1998, deferred tax assets were as follows:

                                                      AS OF             AS OF
                                                    MARCH 31,        DECEMBER 31,
                                               --------------------  ------------
                                                 1997       1998         1998
                                               ---------  ---------  ------------
Deferred maintenance revenues................  $ 424,142  $ 318,291   $ 212,442
Deferred compensation expense................         --         --     233,197
Net operating loss carryforwards:
  United Kingdom.............................     18,465     54,484     155,937
  Germany....................................         --    225,180     332,930
  Other......................................         --      7,757          --
                                               ---------  ---------  ------------
    Total deferred tax assets................    442,607    605,712     934,506
    Valuation allowance......................   (442,607)  (225,180)   (339,453)
                                               ---------  ---------  ------------
    Net deferred tax assets..................  $      --  $ 380,532   $ 595,053
                                               ---------  ---------  ------------
                                               ---------  ---------  ------------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and a valuation allowance is recorded. The valuation allowance (increased) decreased $(194,271), $279,917, $217,427 and $(114,273)
during the years ended March 31, 1996, 1997 and 1998 and for the nine months ended December 31, 1998, respectively.

    At December 31, 1998, NEON has net operating loss carryforwards for income tax purposes of $503,024 and $979,210 related to the United Kingdom and Germany, respectively, which are available to offset future taxable income in the respective country, if any. The net operating losses are carried forward indefinitely.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 6--RELATED PARTY TRANSACTIONS

    NEON entered into a distributor agreement with Peregrine/Bridge Transfer Corporation, a database software company, in January 1996. In December 1998, NEON amended its distributor agreement with Peregrine/Bridge Transfer Corporation whereby Peregrine/Bridge Transfer Corporation has granted the Company an exclusive, worldwide license to market and sublicense Enterprise Subsystem Management products, with the exception of limited co-marketing rights held by IBM relating to one of Peregrine/Bridge Transfer Corporation Enterprise Subsystem Management products. The amended distributor agreement has an initial term through March 31, 2004. The distributor agreement provides that NEON pay license fees for license products and for maintenance and support and upgrade services equal to 50% of the revenues received by NEON. NEON incurred license fees of $0, $117,350 and $448,917 for the years ended March 31, 1996, 1997 and 1998, respectively, and $92,268 and $421,435 for the nine-month periods ended December 31, 1997 and 1998, respectively to Peregrine/Bridge Transfer Corporation. NEON also has a services agreement with Peregrine/Bridge Transfer Corporation pursuant to which Peregrine/Bridge Transfer Corporation reimburses NEON for Peregrine/Bridge Transfer Corporation's share of the general and administrative expenses supplied to it by NEON and for the time spent by NEON's management developing and implementing Peregrine/ Bridge Transfer Corporation's product development and market strategy. Such amounts are presented as a reduction of general and administrative expenses in the accompanying consolidated financial statements. Peregrine/Bridge Transfer Corporation pays NEON $23,923 per month under the services agreement. Such amounts totaled $41,769, $257,076 and $287,076 for the years ended March 31, 1996, 1997 and
1998, respectively and $215,307 for each of the nine-month periods ended December 31, 1997 and 1998, and are included as a reduction of general and administrative expenses in the accompanying statements of operations. Due to the timing of cash payments between the two parties related to the distributor agreement and the services agreement described above, NEON has accounts receivable-related party of $138,074, $181,112 and $82,577 as of March 31, 1997, 1998 and December 31, 1998, respectively.

    NEON and Peregrine/Bridge Transfer Corporation have certain common directors. In addition, the controlling stockholder of Peregrine/Bridge Transfer Corporation's sole shareholder, Skunkware, Inc. is NEON's chairman of the Board of Directors. NEON's president and chief executive officer, chief financial officer, and general counsel have the same responsibilities at Peregrine/Bridge Transfer Corporation.

NOTE 7--COMMITMENTS AND CONTINGENCIES

    NEON leases office space and computer software under operating lease agreements expiring through 2000. Future minimum rental payments under operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

YEARS ENDING MARCH 31,
1999.........................................  $  546,878
2000.........................................     695,520
2001.........................................     685,620
2002.........................................     685,620
2003.........................................     685,620
Thereafter...................................     228,540
                                               ----------
                                               $3,527,798
                                               ----------
                                               ----------

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense under all operating leases was $58,331, $168,964 and $433,035 in the years ended March 31, 1996, 1997 and 1998, respectively and $334,734 and $369,478 for the nine months ended December 31, 1997 and 1998, respectively.

    In December 1996, NEON was named as a codefendant in a lawsuit originally filed in August 1995 against Peregrine/Bridge Transfer Corporation, a director of NEON and a group of employees of Peregrine/Bridge Transfer Corporation who were also former employees of BMC Software. NEON is a distributor for Peregrine/Bridge Transfer Corporation. BMC Software alleges misappropriation and infringment of certain trade secrets, confidential information and corporate opportunity, as well as breach of contract and fiduciary relations by the individuals. BMC Software states in the lawsuit that it is seeking to enjoin further distribution of the Peregrine/Bridge Transfer Corporation Partitioned Database Facility and utilities products. It is also seeking to recover damages based upon the disgorgement of all revenues derived from the sale or license of these products through the date of judgment. Furthermore, BMC Software is seeking to hold Peregrine/Bridge Transfer Corporation, NEON and a director of NEON jointly and severally liable for these damages. NEON believes that the lawsuit is without merit and has filed counterclaims against BMC Software for anti-competitive practices. Peregrine/Bridge Transfer Corporation is defending NEON in the lawsuit pursuant to an indemnification provision in the distributor agreement between NEON and Peregrine/Bridge Transfer Corporation. Peregrine/Bridge Transfer Corporation is minimally capitalized, and there can be no assurance that Peregrine/Bridge Transfer Corporation will continue to have sufficient resources to fund the costs and expenses of the lawsuit or indemnify NEON against an adverse judgment. If Peregrine/ Bridge Transfer Corporation should cease defending NEON in the lawsuit, NEON will be required to provide its own defense and may not be able to recover the related costs from Peregrine/Bridge Transfer Corporation. NEON believes that any loss of revenues NEON would suffer if the court enjoins the sale of the Partitioned Database Facility and utilities products would not have a material adverse effect on NEON's liquidity, business or results of operations. If NEON were required to pay damages based upon the disgorgement of all revenues derived from the sale or license of these products, NEON believes that the payment would be reasonably likely to have a material adverse effect on NEON's liquidity and results of operations.


    A number of organizations, including New Era of Networks, are utilizing the name "Neon," alone and in combination with other words, as a trademark, a tradename or both. New Era of Networks is also a developer and distributor of middleware and other software products. New Era of Networks has used the acronym "NEON" in its business, is listed on the Nasdaq National Market under the symbol "NEON" and has sought to obtain federal trademarks for products and services whose names include the word "NEON." NEON is currently opposing in the U.S. Patent and Trademark Office New Era of Networks' application to trademark "NEONet." On December 24, 1998, New Era of Networks filed a complaint against NEON in the United States District Court for the District of Colorado seeking
(1) a declaratory judgment that New Era of Network's use of certain trademarks, including "NEONet," does not infringe NEON's rights or constitute unfair competition and (2) cancellation of NEON's federal trademark registration for NEON. Any litigation to enforce our right to use the NEON name in NEON's business or to prevent others from using the NEON name would be expensive and time-consuming, would divert management resources and may not be adequate to protect NEON's business. If NEON should lose any such litigation, it may have to change its name, which also would be expensive and time-consuming and could adversely affect NEON's business.

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    NEON is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on NEON's consolidated financial position, results of operations or liquidity.

NOTE 8--FOREIGN OPERATIONS AND SIGNIFICANT CUSTOMERS

    The table below summarizes selected financial information with respect to NEON's operations by geographic location. NEON's United Kingdom operations accounted for over 96% of total European revenues in fiscal 1996, 1997 and 1998.

    During the nine-month period ended December 31, 1998, NEON had one customer which accounted for 16% of the consolidated revenue.


                                                                                 NINE MONTHS ENDED
                                          YEARS ENDED MARCH 31,                    DECEMBER 31,
                                 ---------------------------------------   -----------------------------
                                    1996          1997          1998                           1998
                                 -----------   -----------   -----------                   -------------
                                                                               1997
                                                                           -------------
                                                                            (UNAUDITED)
Revenues:
  United States................  $ 2,465,912   $ 6,821,990   $ 9,923,198   $  6,537,931    $  10,983,078
  Europe.......................           --       363,662     2,279,609      1,621,167        2,851,768
                                 -----------   -----------   -----------   -------------   -------------
                                 $ 2,465,912   $ 7,185,652   $12,202,807   $  8,159,098    $  13,834,846
                                 -----------   -----------   -----------   -------------   -------------
                                 -----------   -----------   -----------   -------------   -------------
Operating income (loss):
  United States................  $  (532,235)  $   870,019   $ 2,140,816   $  1,294,713    $   3,018,887
  Europe.......................           --        20,613      (697,580)      (205,318)        (874,159)
                                 -----------   -----------   -----------   -------------   -------------
                                 $  (532,235)  $   890,632   $ 1,443,236   $  1,089,395    $   2,144,728
                                 -----------   -----------   -----------   -------------   -------------
                                 -----------   -----------   -----------   -------------   -------------
Identifiable assets:
  United States................  $   730,037   $ 2,456,061   $ 3,964,737   $  3,586,984    $   7,509,083
  Europe.......................           --       636,826     2,387,433      1,740,815        2,393,126
                                 -----------   -----------   -----------   -------------   -------------
                                 $   730,037   $ 3,092,887   $ 6,352,170   $  5,327,799    $   9,902,209
                                 -----------   -----------   -----------   -------------   -------------
                                 -----------   -----------   -----------   -------------   -------------


NOTE 9--SUBSEQUENT EVENTS

    In January 1999, NEON adopted the 1999 Long-Term Incentive Plan which provides for the grant of incentive stock options and non-qualified stock options to purchase NEON common stock, stock appreciation rights, restricted stock and performance units, to key employees of NEON. NEON has reserved 2,000,000 shares of its common stock for issuance under the 1999 Plan.

    NEON has adopted the Stock Option Plan for Non-Employee Directors for compensation of its outside directors and has reserved 100,000 shares of its common stock for issuance thereunder. Outside directors joining the Board of Directors after the offering will receive options to purchase 7,500 shares of NEON common stock exercisable at the fair market value of the common stock at the close of business on the date immediately preceding the date of grant (the initial outside directors will be eligible for such grants upon their re-election to the Board of Directors). These annual options will vest equally in 33 1/3% increments over the three-year period from the date of grant. All stock options granted pursuant to the Stock Option Plan for Non-Employee Directors will be nonqualified stock options and will remain exercisable for a period of ten years from the date of grant or, if sooner, six months after the option holder ceases to be a director of NEON. In the event of a change in control of

                      NEON SYSTEMS, INC. AND SUBSIDIARIES

 (INFORMATION FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997 IS UNAUDITED.)

NOTE 9--SUBSEQUENT EVENTS (CONTINUED)
NEON or certain other significant events, all options outstanding under the Stock Option Plan for Non-Employee Directors shall terminate, provided that immediately before the effective date of such transaction each holder of an outstanding option under the Stock Option Plan for Non-Employee Directors shall be entitled to purchase the total number of shares of common stock that such option holder would have been entitled to purchase during the entire remaining term of the option.

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--------------------------------------------------------------------------------


MARCH 5, 1999



                                     [LOGO]

                        2,700,000 SHARES OF COMMON STOCK


                                 --------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE

                               HAMBRECHT & QUIST

                                CIBC OPPENHEIMER
                                ----------------

                                 DLJDIRECT INC.

------------------------------------------------------------
We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of NEON have not changed since the date hereof.
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Until March 30, 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


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